CREDIT AGREEMENT

             dated as of December 24, 1997,

                     by and among

               CHECKPOINT SYSTEMS, INC.,
                     as Borrower,

            the Lenders referred to herein,

                         and

              FIRST UNION NATIONAL BANK,

               as Administrative Agent

TABLE OF CONTENTS
ARTICLE I DEFINITIONS
SECTION 1.1    Definitions
SECTION 1.2    General
SECTION 1.3    Other Definitions and Provisions
ARTICLE II LOANS
SECTION 2.1	Revolving Credit Loans
SECTION 2.2	Specified A/C Loan
SECTION 2.3	Competitive Bid Loans
SECTION 2.4.	Swingline Loans.
SECTION 2.5.	Procedure for Advances of Revolving Credit
               Loans, Specified A/C Loans and Swingline Loans
SECTION 2.6.   Procedure for Advances of Competitive Bid Loans
SECTION 2.7.   Repayment of Loans
SECTION 2.8.	Notes
SECTION 2.9.	Permanent Reduction of the Aggregate Commitment
SECTION 2.10.	Termination of Credit Facility
SECTION 2.11.	Use of Proceeds
ARTICLE III LETTER OF CREDIT FACILITY
SECTION 3.1.	L/C Commitment
SECTION 3.2.	Procedure for Issuance of Letters of Credit
SECTION 3.3.	Commissions and Other Charges
SECTION 3.4.	L/C Participations
SECTION 3.5.	Reimbursement Obligation of the Borrower
SECTION 3.6.	Obligations Absolute
SECTION 3.7.	Letter of Credit Application
ARTICLE IV GENERAL LOAN PROVISIONS
SECTION 4.1.	Interest
SECTION 4.2.	Notice and Manner of Conversion or
               Continuation of Revolving Credit Loans and Specified A/C Loans
SECTION 4.3.	Fees
SECTION 4.4.	Manner of Payment
SECTION 4.5.	Crediting of Payments and Proceeds
SECTION 4.6.	Adjustments
SECTION 4.7.	Nature of Obligations of Lenders Regarding
               Extensions of Credit; Assumption by
               Administrative Agent
SECTION 4.8.	Mandatory Redenomination of Alternative
               Currency Loans
SECTION 4.9.	Regulatory Limitation
SECTION 4.10.	Changed Circumstances
SECTION 4.11.	Indemnity
SECTION 4.12.	Capital Requirements
SECTION 4.13.	Taxes.
ARTICLE V CLOSING; CONDITIONS OF CLOSING AND BORROWING
SECTION 5.1.	Closing
SECTION 5.2.	Conditions to Closing and Initial Loans
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BORROWER
SECTION 6.1.	Representations and Warranties
SECTION 6.2.	Survival of Representations and Warranties, Etc
ARTICLE VII FINANCIAL INFORMATION AND NOTICES
SECTION 7.1.	Financial Statements and Projections
SECTION 7.2.   Officer's Compliance Certificate
SECTION 7.3.	Accountants' Certificate
SECTION 7.4.	Other Reports
SECTION 7.5.	Notice of Litigation and Other Matters
SECTION 7.6.	Accuracy of Information
ARTICLE VIII AFFIRMATIVE COVENANTS
SECTION 8.1.	Preservation of Corporate Existence and Related Matters
SECTION 8.2.	Maintenance of Property
SECTION 8.3.	Insurance
SECTION 8.4.	Accounting Methods and Financial Records
SECTION 8.5.	Payment and Performance of Obligations
SECTION 8.6.	Compliance With Laws and Approvals
SECTION 8.7.	Environmental Laws
SECTION 8.8.	Compliance with ERISA
SECTION 8.9.	Compliance With Agreements
SECTION 8.10.	Conduct of Business
SECTION 8.11.	Visits and Inspections
SECTION 8.12.	Additional Subsidiary Guarantors
SECTION 8.13.	Year 2000 Compatibility
SECTION 8.14.	Further Assurances
ARTICLE IX FINANCIAL COVENANTS
SECTION 9.1.	Leverage Ratio
SECTION 9.2.	Minimum Adjusted Tangible Net Worth
SECTION 9.3.	Fixed Charge Coverage Ratio
ARTICLE X NEGATIVE COVENANTS
SECTION 10.1.	Limitations on Debt
SECTION 10.2.	Limitations on Guaranties
SECTION 10.3.	Limitations on Liens
SECTION 10.4.	Limitations on Loans, Advances, Investments and Acquisitions
SECTION 10.5.	Limitations on Mergers and Liquidation
SECTION 10.6.	Limitations on Sale of Assets
SECTION 10.7.	Limitations on Dividends and Distributions
SECTION 10.8.	Transactions with Affiliates
SECTION 10.9.	Certain Accounting Changes
SECTION 10.10.	Restrictive Agreements
ARTICLE XI DEFAULT AND REMEDIES
SECTION 11.1.	Events of Default
SECTION 11.2.	Remedies
SECTION 11.3.	Rights and Remedies Cumulative; Non-Waiver; Etc.
SECTION 11.4.	Judgment Currency
ARTICLE XII THE ADMINISTRATIVE AGENT
SECTION 12.1.	Appointment
SECTION 12.2.	Delegation of Duties
SECTION 12.3.	Exculpatory Provisions
SECTION 12.4.	Reliance by the Administrative Agent
SECTION 12.5.	Notice of Default
SECTION 12.6.	Non-Reliance on the Administrative Agent and
               Other Lenders
SECTION 12.7.	Indemnification
SECTION 12.8.	The Administrative Agent in Its Individual Capacity
SECTION 12.9.	Resignation of the Administrative Agent; Successor
                  Administrative Agent
ARTICLE XIII MISCELLANEOUS
SECTION 13.1.	Notices
SECTION 13.2.	Expenses; Indemnity
SECTION 13.3.	Set-off
SECTION 13.4.	Governing Law
SECTION 13.5.	Consent to Jurisdiction
SECTION 13.6.	Binding Arbitration; Waiver of Jury Trial
SECTION 13.7.	Reversal of Payments
SECTION 13.8.	Injunctive Relief; Punitive Damages
SECTION 13.9.	Accounting Matters
SECTION 13.10.	Successors and Assigns; Participations
SECTION 13.11.	Amendments, Waivers and Consents
SECTION 13.12.	Performance of Duties
SECTION 13.13.	All Powers Coupled with Interest

SECTION 13.14.	Survival of Indemnities
SECTION 13.15.	Titles and Captions
SECTION 13.16.	Severability of Provisions
SECTION 13.17.	Counterparts
SECTION 13.18.	Term of Agreement

                  CREDIT AGREEMENT

	CREDIT AGREEMENT, dated as of the 24th day of December, 1997, by and among CHECKPOINT SYSTEMS, INC., a corporation organized under the laws of Pennsylvania, as Borrower (the "Borrower"), the Lenders who are or may become a party to this Agreement (collectively, the "Lenders"), and FIRST UNION NATIONAL BANK, a national banking association, as Administrative Agent for the Lenders (the "Administrative Agent").

STATEMENT OF PURPOSE

	The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

	NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

                        ARTICLE I
                       DEFINITIONS

	SECTION 1.1		Definitions.  The following terms when used
in this Agreement shall have the meanings assigned to them below:

	"Absolute Rate" means, as to any Competitive Bid made by a Lender pursuant to Section 2.6(b), the fixed percentage rate per annum (expressed in the form of a decimal to no more than four (4) decimal places) specified by the Lender making such Competitive Bid.

	"Absolute Rate Loan" means any Competitive Bid Loan denominated in Dollars and bearing interest at the Absolute
Rate determined in accordance with Section 2.6.

	"Adjusted Net Worth" means, with respect to the Borrower and its Subsidiaries, at any date, the sum of (a) Consolidated stockholder's equity plus (b) treasury stock (not to exceed $50,000,000), all calculated in accordance with GAAP.

	"Adjusted Tangible Net Worth" means with respect to the Borrower and its Subsidiaries, at any date, the sum of (a)
Consolidated stockholder's equity minus (b) Consolidated intangible assets, including, without limitation, goodwill plus (c) treasury stock (not to exceed $50,000,000), all calculated in accordance with GAAP.

	"Administrative Agent" means First Union in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

	"Administrative Agent's Correspondent" means First Union National Bank, London Branch, or any other financial institution designated by the Administrative Agent to act as its correspondent hereunder with respect to the distribution and payment of Alternative Currency Loans.

	"Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1.

	"Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

	"Aggregate Commitment" means the aggregate amount of the Lenders' Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be One Hundred Million
Dollars ($100,000,000).

	"Agreement" means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

	"Alternative Currency" means Canadian Dollars, French Francs, Deutsch Marks, Pounds Sterling or Japanese Yen, and, with the prior written consent of the Administrative Agent and the Lenders, any other lawful currency (other than Dollars) which is freely transferable and convertible into Dollars in the United States currency market and freely available to all of the Lenders in the London interbank deposit market.

	"Alternative Currency Amount" means with respect to each Loan made or continued (or to be made or continued) in an Alternative Currency, the amount of such Alternative Currency which is equivalent to the principal amount in Dollars of such Loan at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at approximately 11:00 a.m.(Charlotte time) two (2) Business Days before such Loan is made or continued (or to be made or continued). When used with respect to any other sum expressed in Dollars, "Alternative Currency Amount" shall mean the amount of such Alternative Currency which is equivalent to the amount so expressed in Dollars at the most favorable spot exchange rate determined by the administrative Agent to be available to it at the relevant time.

	"Alternative Currency Commitment" means Twenty Million
Dollars ($20,000,000), as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.

	"Alternative Currency Loan" means any Loan denominated in an Alternative Currency (including, unless otherwise specified, Specified A/C Loans).

	"Applicable Law" means all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

	"Applicable Margin" shall have the meaning assigned thereto in Section 4.1(c).

	"Assignment and Acceptance" shall have the meaning assigned thereto in Section 13.10.

	"Base Rate" means, at any time, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1/2 of 1%;
each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

	"Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

	"Borrower" means Checkpoint Systems, Inc., a corporation organized under the laws of Pennsylvania, and its successors.

	"Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York are open for the conduct of their domestic and international commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan or LIBOR Competitive Bid Loan, any day (i) that is a Business Day described in clause (a) and that is also a day for trading by and between banks in deposits for the applicable Permitted Currency in the London interbank market and (ii) on which banks are open for the conduct of their domestic and international banking business in the place where the Administrative Agent or the Administrative Agent's Correspondent shall make available Loans in such Permitted Currency.

	"Capital Lease" means, with respect to the Borrower and its Subsidiaries, any lease of any property by the Borrower or any of its Subsidiaries as lessee that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

	"Change in Control" shall have the meaning assigned thereto in Section 11.1(i).

	"Closing Date" means the date of this Agreement.

	"Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

	"Commitment" means, as to any Lender, the obligation of such Lender to make Loans (other than Competitive Bid Loans) to and issue or participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1(a) hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

	"Commitment Percentage" means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment.

	"Competitive Bid" means an offer by a Lender to make a Competitive Bid Loan pursuant to Section 2.6.

	"Competitive Bid Accept/Reject Letter" means the acceptance or rejection by the Borrower of Competitive Bids pursuant to Section 2.6.

	"Competitive Bid Facility" means the facility established pursuant to Section 2.3.

	"Competitive Bid Interest Period" shall have the meaning assigned thereto in Section 4.1(b)(ii).

	"Competitive Bid Invitation" shall have the meaning assigned thereto in Section 2.6(a).

	"Competitive Bid Loan" means a Loan from a Lender to the Borrower pursuant to the bidding procedure described in
Section 2.6.  Each Competitive Bid Loan shall be a LIBOR
Competitive Bid Loan or Absolute Rate Loan.

	"Competitive Bid Notes" means the separate competitive Bid Notes made by the Borrower payable to the order of each of the Lenders, substantially in the form of Exhibit A-2 hereto, and any amendments and supplements thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part; "Competitive Bid Note" means any of such Competitive Bid Notes.

	"Competitive Bid Rate" means, as to any Competitive Bid made by a Lender pursuant to Section 2.6, (a) in the case of a LIBOR Competitive Bid Loan, the LIBOR Rate adjusted by the Competitive Margin and (b) in the case of an Absolute Rate Loan, the Absolute Rate offered by the Lender making such Competitive Bid.

	"Competitive Bid Request" shall have the meaning assigned thereto in Section 2.6(a).

	"Competitive Margin" means, as to any LIBOR Competitive Bid Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four (4) decimal places) to be added to or subtracted from the LIBOR Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

	"Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

	"Credit Facility" means, collectively, the Revolving
Credit Facility, the Specified A/C Facility, the Swingline
Facility, the Competitive Bid Facility and the L/C Facility.

	"Credit Facility Termination Date" means the earliest of the dates referred to in Section 2.10.

	"Debt" means, with respect to any Person and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Guaranties of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker's acceptances issued for the account of any such Person, (g) all obligations to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities or partnership interests of such Person, (h) all termination payments which would be due and payable by any such Person pursuant to Hedging Agreements and (i) all obligations under Synthetic Leases.

	"Default" means any of the events specified in Section
11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

	"Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

	"Dollar Amount" means (a) with respect to each Loan made or continued (or to be made or continued) in Dollars, the principal amount thereof and (b) with respect to each Loan made or continued (or to be made or continued) in an Alternative Currency, the amount of Dollars which is equivalent to the principal amount of such Loan at the most favorable spot exchange rate determined by the dministrative Agent at approximately 11:00 a.m. (Charlotte time) two (2) Business Days before such Loan is made or continued (or to be made or continued). When used with respect to any other sum expressed in an Alternative Currency, "Dollar Amount" shall mean the amount of Dollars which is equivalent to the amount so expressed in such Alternative Currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at the relevant time.

	"EBITDAR" means, with respect to the Borrower and its Subsidiaries on a Consolidated basis for any period, the sum of (a) Net Income for such period, plus (b) the sum of the following to the extent deducted in the determination of Net
Income: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, depreciation and other non-cash charges (including amortization of goodwill, transaction expenses, covenants not to compete and other intangible assets) and (iv) Rental Expense. EBITDAR shall be adjusted in a manner reasonably satisfactory to the Administrative Agent to include on a pro forma basis as of the first day of any calculation period any acquisition consummated during such period and exclude on a pro forma basis as of the first day of any calculation period any Subsidiary or assets sold during such period.

	"Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000, (c) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (d) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, or (e) any other Person that has been approved in writing as an Eligible Assignee by the Borrower and the Administrative Agent.

	"Eligible Investments" shall mean investments made in accordance with Section 4.0 of the Investment Policy.

	"Employee Benefit Plan" means any employee benefit plan which is governed by and within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any current or former ERISA
Affiliate.

	"Environmental Laws" means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

	"ERISA" means the Employee Retirement Income Security
Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

	"ERISA Affiliate" means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or
Section 4001(b) of ERISA.

	"Event of Default" means any of the events specified in
Section 11.1; provided, that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

	"Existing Credit Agreement" means the Second Amended and Restated Loan and Agency Agreement dated as of June 29, 1995, as amended, restated or modified from time to time by and among the Borrower, Checkpoint Systems of Puerto Rico, Inc., as Guarantor, First Union National Bank (successor to First Fidelity Bank, National Association), BankBoston, N.A. (successor to The First National Bank of Boston) and PNC Bank, National Association (successor to Midlantic Bank, N.A.), as lenders and First Union National Bank (successor to First Fidelity Bank, National Association), as agent for the lenders.

	"Extensions of Credit" means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

	"FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

	"Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

	"First Union" means First Union National Bank, a national banking association, and its successors.

	"Fiscal Year" means the fifty-two/fifty-three week fiscal year, as applicable, of the Borrower and its Subsidiaries ending on the last Sunday in December of any calendar year.

	"GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.

	"Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

	"Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

	"Guaranty" means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business.

	"Hazardous Materials" means any substances or materials
(a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental

Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law,
(d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass or which pose a health or safety hazard to Persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

	"Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower under this Agreement, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated, supplemented or otherwise modified from time to time.

	"Interest Expense" means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net obligations pursuant to Hedging Agreements) of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis in accordance with GAAP.

	"Interest Period" means a LIBOR Interest Period or a
Competitive Bid Interest Period or any of such Interest
Periods as the context may require.

	"Investment Policy" means the Borrower's corporate investment policy as it exists on the date hereof, which investment policy has been delivered to the Administrative
Agent and the Lenders and certified as true and correct by an authorized officer of the Borrower.

	"Issuing Lender" means First Union, in its capacity as issuer of any Letter of Credit.

	"L/C Commitment" means the lesser of (a) Ten Million
Dollars ($10,000,000) and (b) the Aggregate Commitment.

	"L/C Facility" means the Letter of Credit Facility established pursuant to Article III.

	"L/C Obligations" means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

	"L/C Participants" means the collective reference to all the Lenders other than the Issuing Lender.

	"Lender" means each Person executing this Agreement as a Lender (including, without limitation, the Issuing Lender and Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

	"Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Commitment
Percentage of the Extensions of Credit.

	"Letter of Credit Application" means an application in the Issuing Lender's customary form requesting the Issuing
Lender to issue a Letter of Credit.

	"Letters of Credit" shall have the meaning assigned thereto in Section 3.1.

	"Leverage Ratio" means the ratio calculated in accordance with Section 9.1.

	"LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 (or the lternative Currency Amount thereof with respect to a borrowing to be made in an Alternative Currency) for a period equal to the applicable LIBOR Interest Period which appears on the Telerate Page
3750 at approximately 11:00 a.m. (London time) two (2)
Business Days prior to the first day of the applicable LIBOR Interest Period (rounded upward, if necessary, to the next higher 1/32nd of 1%. If, for any reason, such rate does not appear on Telerate Page 3750, then "LIBOR" shall be determined by the Administrative Agent to be the arithmetic average (rounded upward, if necessary, to the next higher 1/32nd of 1% of the rate per annum at which deposits in the Permitted Currency in which the applicable Loan is denominated would be offered by first class banks in the London interbank market to the Administrative Agent (or the Administrative Agent's Correspondent) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable LIBOR Interest Period for a period equal to such LIBOR Interest Period and in an amount substantially equal to the amount of the applicable Loan.
Each calculation by the
Administrative Agent of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

	"LIBOR Competitive Bid Loan" means any Competitive Bid
Loan denominated in Dollars and bearing interest at a rate determined by reference to the LIBOR Rate at the sole discretion of the Lender of such Competitive Bid Loan.

	"LIBOR Interest Period" shall have the meaning assigned thereto in Section 4.1(b)(i).

	"LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/32nd of 1%) determined by the Administrative Agent pursuant to the following formula:

	LIBOR Rate = _______LIBOR__________
			    1.00 - Reserve Percentage

	"LIBOR Rate Loan" means any Loan (other than a LIBOR
Competitive Bid Loan) bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

	"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital
Lease or other title retention agreement relating to such asset.

	"Loan" means any Revolving Credit Loan, Specified A/C
Loan, Competitive Bid Loan or Swingline Loan, and "Loans" means all such Loans collectively as the context requires.

	"Loan Documents" means, collectively, this Agreement, the Notes, the Letter of Credit Applications, the Subsidiary Guaranty Agreement, any Hedging Agreement executed by any Lender and each other document, instrument and agreement executed and delivered by the borrower or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated, supplemented or otherwise modified from time to time.

	"Loan Parties" means the collective reference to the Borrower and each of the Subsidiary Guarantors and "Loan
Party" means any one of such Persons.

	"Material Adverse Effect" means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, a material adverse effect on the properties, business, prospects, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries or the ability of the Borrower and its Subsidiaries to perform their obligations under the Loan Documents or Material Contracts, in each case to which they are a party.

	"Material Contract" means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability or to any such Person in an amount in excess of $5,000,000 per annum, or
(b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

	"Material Subsidiary" means any direct or indirect
Subsidiary of the Borrower which has total revenues
(excluding intercompany sales) for the immediately preceding four (4) full fiscal quarters equal to or in excess of $15,000,000.

	"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has accrued an obligation to make contributions within the preceding six
(6) years.

	"Net Income" means, with respect to the Borrower and its Subsidiaries for any period, the Consolidated net income (or loss) of the Borrower and its Subsidiaries for such period determined in accordance with GAAP; provided, that there shall be excluded from net income (or loss): (a) the income (or loss) of any Person (other than a Subsidiary of such Person) in which such Person has an ownership interest unless received by such Person in a cash distribution, (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of such first Person or is merged into or consolidated with such first Person, and (c) to the extent not included in clauses (a) and (b) above, any after-tax extraordinary gains and non-cash losses.

	"Notes" means the Revolving Credit Notes, the Specified
A/C Notes, the Competitive Bid Notes, the Swingline Note, or any combination thereof; "Note" means any of such Notes.

	"Notice of Account Designation" shall have the meaning assigned thereto in Section 5.2(e)(i).

	"Notice of Borrowing" shall have the meaning assigned thereto in Section 2.5(a).

	"Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 4.2.

	"Notice of Prepayment" shall have the meaning assigned thereto in Section 2.7(d).

	"Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all payment and other obligations owing by the Borrower to any Lender under any Hedging Agreement permitted pursuant to Section 10.1 and (d) all other fees and commissions (including attorneys' fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, under or in respect of this Agreement, any Note or any of the other Loan Documents, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by or related to any note, any Letter of Credit or any of the other Loan Documents and whether or not for the payment of money.

	"Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 7.2.

	"Operating Lease" shall mean, as to any Person, as determined in accordance with GAAP, any lease of property
(whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

	"Other Taxes" shall have the meaning assigned thereto in Section 4.13(b).

	"PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

	"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

	"Permitted Currency" means Dollars or any Alternative
Currency, or each such currency, as the context requires.

	"Person" means an individual, corporation, partnership, limited liability company, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization,
Governmental Authority or any other form of entity or group thereof.

	"Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by First
Union as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by First Union as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

	"Register" shall have the meaning assigned thereto in
Section 13.10(d).

	"Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section
3.5 for amounts drawn under Letters of Credit.

	"Rental Expense" means, all obligations of the Borrower or any of its Subsidiaries for payments under Operating
Leases.

	"Required Lenders" means, at any date, any combination of Lenders whose Commitment Percentages aggregate over sixty-six and two-thirds percent (66 2/3%) or, if the Commitments of the Lenders have been terminated pursuant to the terms hereof, any combination of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the aggregate Extensions of Credit.

	"Reserve Percentage" means the maximum daily arithmetic reserve requirement imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as defined in Regulation D) for the applicable LIBOR Interest Period or Competitive Bid Interest Period as of the first day of such LIBOR Interest Period or Competitive Bid Interest Period, but subject to any changes in such reserve requirement becoming effective during such LIBOR Interest Period or Competitive Bid Interest Period. For purposes of calculating the Reserve Percentage, the reserve requirement shall be as set forth in Regulation D without benefit of credit for prorations, exemptions or offsets under Regulation D, and further without regard to whether or not any Lender elects to actually fund any Loan or portion thereof with Eurocurrency liabilities. Each calculation by the Administrative Agent of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

	"Revolving Credit Facility" means the facility established pursuant to Article II.

	"Revolving Credit Loans" means any revolving credit loan denominated in Dollars and includes any Alternative
Currency Loan (other than a Specified A/C Loan) made to the
Borrower pursuant to Section 2.1, and all such Loans collectively as the context requires.

	"Revolving Credit Notes" means the separate Revolving Credit Notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit A-1 hereto evidencing the Revolving Credit Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part; "Revolving Credit Note" means any of such Revolving Credit Notes.

	"Solvent" means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities
(including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

	"Specified A/C Aggregate Commitment" means with respect to each Specified Alternative Currency, the aggregate amount of the Specified A/C Commitments set forth on Schedule
1.1(b) hereto of the applicable Specified A/C Lenders for such Specified Alternative Currency, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof; provided that, in no event shall the Dollar Amount of any Specified A/C Aggregate Commitment for any Specified Alternative Currency exceed the Alternative Currency Commitment.

	"Specified A/C Commitment" means, with respect to each Specified Alternative Currency as to any applicable
Specified A/C Lender, the obligation of such Specified A/C Lender to make such Specified A/C Loans to the Borrower hereunder in an aggregate Dollar Amount at any time outstanding not to exceed the amount set forth opposite such Specified A/C Lender's name for such Specified Alternative Currency on Schedule 1.1(b) hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

	"Specified A/C Commitment Percentage" means, with respect to each Specified A/C Lender at any time, for any Specified Alternative Currency, the ratio of (a) the amount of the Specified A/C Commitment for such Specified Alternative Currency of such Specified A/C Lender to (b) the Specified A/C Aggregate Commitment for such Specified Alternative Currency of all of the applicable Specified A/C Lenders.

	"Specified A/C Facility" means the facility established pursuant to Section 2.2.

	"Specified A/C Lenders" means, with respect to any Specified Alternative Currency, each Lender listed on
Schedule 1.1(b) hereto in its capacity as a Specified A/C
Lender hereunder.

	"Specified A/C Loans" means, with respect to any Specified Alternative Currency, the Loans in such Specified
Alternative Currency made by the applicable Specified A/C
Lenders to the Borrower pursuant to Section 2.2.

	"Specified A/C Notes" means with respect to any Specified Alternative Currency, the separate Specified A/C Notes relating to such Specified Alternative Currency made by the Borrower payable to the order of each applicable Specified A/C Lender, substantially in the form of Exhibit A-4 hereto, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part; "Specified A/C Note" means any of such Specified A/C Notes.

	"Specified Alternative Currency" means any Alternative
Currency specified on Schedule 1.1(b) hereto.

	"Subsidiary" means as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management of which is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).
Unless otherwise qualified references to "Subsidiary" or

"Subsidiaries" herein shall refer to those of the Borrower.

	"Subsidiary Guarantor" means each of the Material
Subsidiaries listed on Schedule 1.1(c) hereto and each other
Material Subsidiary which becomes party to the Subsidiary
Guaranty Agreement in accordance with Section 8.12.

	"Subsidiary Guaranty Agreement" means the unconditional guaranty agreement executed by each Subsidiary Guarantor party thereto in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit I hereto, as amended, restated, supplemented or other wise modified from time to time.

	"Swingline Commitment" means the lesser of (a) Ten
Million Dollars ($10,000,000) and (b) the Aggregate
Commitment.

	"Swingline Facility" means the swingline facility established pursuant to Section 2.4.

	"Swingline Lender" means First Union in its capacity as swingline lender hereunder.

	"Swingline Loan" means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.4, and all such Loans collectively as the context requires.

	"Swingline Note" means the separate Note made by the Borrower payable to the order of the Swingline Lender, substantially in the form of Exhibit A-3 hereto, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

	"Swingline Termination Date" means the earlier to occur of (a) the resignation of First Union as the Administrative
Agent in accordance with Section 12.9 and (b) the Credit
Facility Termination Date.

	"Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

	"Taxes" shall have the meaning assigned thereto in
Section 4.13(a).

	"Termination Event" means: (a) a "Reportable Event" described in Section 4043 of ERISA, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan, or (g) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a ultiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under
Section 4042 of ERISA.

	"UCC" means the Uniform Commercial Code as in effect in the State of Pennsylvania.

	"Uniform Customs" means, the Uniform Customs and
Practice for Documentary Credits (1993 Revision),
International Chamber of Commerce Publication No. 500.

	"United States" means the United States of America.

	"Wholly-Owned" means, with respect to a Subsidiary, a Subsidiary all of the shares of capital stock or other ownership interests of which are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors' qualifying shares or as may otherwise be required by Applicable Law).

	SECTION 1.2		General.  Unless otherwise
specified, a reference in this Agreement to a particular article, section, subsection, Schedule or Exhibit is a reference to that article, section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

	SECTION 1.3		Other Definitions and Provisions.

	(a)	Use of Capitalized Terms.  Unless otherwise
defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

	(b)	Miscellaneous.  The words "hereof", "herein" and
"hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II
LOANS

	SECTION 2.1		Revolving Credit Loans.

	Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Credit Loans in a Permitted Currency (other than Specified Alternative Currencies, Loans with respect to which shall only be made by the applicable Specified A/C Lenders in accordance with the terms of Section 2.2) to the Borrower from time to time from the Closing Date through the Credit Facility
Termination Date as requested by the Borrower in accordance with the terms of Section 2.5; provided, that (a) the Dollar Amount of the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment less the sum of the Dollar Amount of the aggregate principal amount of all outstanding Specified A/C Loans less the sum of the Dollar Amount of the aggregate principal amount of all outstanding Competitive Bid Loans, Swingline Loans and
L/C Obligations, (b) the sum of (i) the Dollar Amount of the aggregate principal amount of all outstanding Revolving
Credit Loans made in Alternative Currencies (other than Specified Alternative Currencies) and (ii) the Dollar Amount of the aggregate principal amount of all outstanding
Specified A/C Loans shall not exceed the Alternative
Currency Commitment and (c) the Dollar Amount of the aggregate principal amount of all outstanding Revolving
Credit Loans from any Lender to the Borrower shall not at any time exceed such Lender's Commitment less such Lender's Commitment Percentage of the sum of the Dollar Amount of the aggregate principal amount of all outstanding Specified A/C Loans, Swingline Loans and L/C Obligations. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender's Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Revolving Credit Loans to be made in an Alternative Currency (other than a Specified Alternative Currency) shall be funded in an amount equal to the Alternative Currency Amount of such Revolving Credit Loan. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Credit Facility Termination Date.

	SECTION 2.2		Specified A/C Loans.

	(a)	Availability.  Subject to the terms and conditions
of this Agreement, the applicable Specified A/C Lenders severally agree to make Specified A/C Loans in the applicable Specified Alternative Currency to the Borrower from time to time from the Closing Date through the Credit Facility Termination Date as requested by the Borrower in accordance with the terms of Section 2.5; provided, that (a) the Dollar Amount of the aggregate principal amount of all outstanding Specified A/C Loans in such Specified
Alternative Currency (after giving effect to any amount requested) shall not exceed the lesser of (i) the Aggregate Commitment less the sum of the Dollar Amount of the aggregate principal amount of all outstanding Revolving
Credit Loans less the sum of the Dollar Amount of the aggregate principal amount of all outstanding Competitive
Bid Loans, Swingline Loans and L/C Obligations and (ii) the applicable Specified A/C Aggregate Commitment, (b) the sum of (i) the Dollar Amount of the aggregate principal amount of all outstanding Specified A/C Loans and (ii) the Dollar Amount of the aggregate principal amount of all outstanding Revolving Credit Loans made in an Alternative
Currency (other than a Specified Alternative Currency) shall not exceed the Alternative Currency Commitment and (c) the Dollar Amount of the aggregate principal amount of all outstanding Specified A/C Loans in such Specified
Alternative Currency from any applicable Specified A/C
Lender to the Borrower shall not at any time exceed such Lender's Specified A/C Commitment for such Specified
Alternative Currency.  Each Specified A/C Loan by a
Specified A/C Lender shall be in a principal amount equal to such Specified A/C Lender's applicable Specified A/C
Commitment Percentage of the aggregate principal amount of the applicable Specified A/C Loans requested on such occasion. Specified A/C Loans shall be funded in an amount equal to the Alternative Currency Amount of such Specified
A/C Loan. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Specified A/C Loans hereunder until the Credit Facility Termination Date.

	(b)	Refunding of Specified A/C Loans.

		(i)	Upon the occurrence and during the
continuance of an Event of Default, each Specified A/C Loan may, at the discretion of the Administrative Agent, be converted immediately to a Base Rate Loan funded in Dollars by the Lenders in an amount equal to the Dollar Amount of such Specified A/C Loan for the remainder of the Interest Period applicable to such Specified A/C Loan. Such Base Rate Loan shall thereafter be reflected as a Revolving Credit Loan of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Commitment Percentage of such Base Rate Loan as required to repay Specified A/C Loans outstanding to the applicable Specified A/C Lenders upon demand by the Administrative Agent in no event later than 2:00 p.m. (Charlotte time) on the next succeeding Business Day after such demand is made. No Lender's obligation to fund its respective Commitment Percentage of any Base Rate Loan required to repay such Specified A/C Loan shall be affected by any other
Lender's failure to fund its Commitment Percentage of such Base Rate Loan, nor shall any Lender's Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of such Base Rate Loan.

	    (ii)	The Borrower shall pay to the Administrative
Agent, for the account of the applicable Specified A/C
Lenders, on demand the amount of such Specified A/C Loans to the extent that the Lenders fail to refund in full such outstanding Specified A/C Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent or any applicable Specified A/C
Lender to charge any account maintained by the Borrower with the Administrative Agent or such Specified A/C Lender (up to the amount available therein) in order to immediately pay such Specified A/C Lenders the amount of such Specified A/C
Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Specified
A/C Loans requested or required to be refunded. If any portion of any such amount paid to the Specified A/C Lenders shall be recovered by or on behalf of the Borrower from the Administrative Agent or the Specified A/C Lenders in bankruptcy or otherwise, the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages.

	   (iii)	Each Lender acknowledges and agrees that its
obligation to refund Specified A/C Loans in accordance with the terms of this Section 2.2 is absolute and unconditional and shall not be affected by any circumstance whatsoever;
provided, that if prior to the refunding of any outstanding
Specified A/C Loans pursuant to this Section 2.2, one of the events described in Section 11.1(j) or (k) shall have occurred, each Lender will, on the date the applicable
Revolving Credit Loan would have been made to refund such Specified A/C Loans, purchase an undivided participating interest in such Specified A/C Loans in an amount equal to its Commitment Percentage of the aggregate Dollar Amount of such Specified A/C Loan. Each Lender will immediately transfer to the Administrative Agent, for the account of the applicable Specified A/C Lenders, in immediately available funds in Dollars, the amount of its participation and upon receipt thereof the Administrative Agent will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.
Whenever, at any time after the Administrative Agent has received from any Lender such Lender's participating interest in such refunded Specified A/C Loans, the Administrative Agent or any applicable Specified A/C Lender receives any payment on account thereof, the Administrative
Agent or such Specified A/C Lender, as applicable, will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded).

	SECTION 2.3		Competitive Bid Loans.  Subject to
the terms and conditions of this Agreement, the Borrower may, prior to the Credit Facility Termination Date and pursuant to the procedures set forth in Section 2.6, request the Lenders to make offers to make Competitive Bid
Loans; provided, that (i) all Competitive Bid Loans shall be denominated in Dollars and (ii) the aggregate principal amount of all outstanding Competitive Bid Loans (after giving effect to any amount requested and the use of proceeds thereof) shall not exceed the Aggregate Commitment less the sum of the Dollar Amount of the aggregate principal amount of all outstanding Revolving Credit Loans, Specified
A/C Loans, Swingline Loans and L/C Obligations. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in Section 2.6.

	SECTION 2.4.		Swingline Loans.

	(a) 	Availability.  Subject to the terms and conditions
of this Agreement, the Swingline Lender agrees to make
Swingline Loans to the Borrower from time to time from the Closing Date through the Swingline Termination Date;
provided, that (i) all Swingline Loans shall be denominated in Dollars and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the lesser of (A) the Aggregate Commitment less the sum of the Dollar Amount of the aggregate principal amount of all outstanding Revolving
Credit Loans less the sum of the Dollar Amount of the aggregate principal amount of all outstanding Specified A/C
Loans less the sum of all outstanding Competitive Bid
Loans and L/C Obligations and (B) the Swingline Commitment.

	(b)	Refunding.

		(i)	Swingline Loans shall be refunded by the
Lenders on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m.
(Charlotte time) on the next succeeding Business Day after such demand is made. No Lender's obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Lender's failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Lender's Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Loan.

	    (ii)	The Borrower shall pay to the Swingline
Lender on demand the amount of such Swingline Loans to the extent that the Lenders fail to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages.

	   (iii)	Each Lender acknowledges and agrees that its
obligation to refund Swingline Loans in accordance with the terms of this Section 2.4 is absolute and unconditional and shall not be affected by any circumstance whatsoever;
provided, that if prior to the refunding of any outstanding
Swingline Loans pursuant to this Section 2.4, one of the events described in Section 11.1(j) or (k) shall have occurred, each Lender will, on the date the applicable
Revolving Credit Loan would have been made to refund such Swingline Loan, purchase an undivided participating interest in such Swingline Loan in an amount equal to its Commitment
Percentage of the aggregate amount of such Swingline Loan.
Each Lender will immediately transfer to the Swingline
Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender's participating interest in a Swingline Loan, the Swingline
Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded).

	SECTION 2.5.		Procedure for Advances of Revolving
Credit Loans, Specified A/C Loans and Swingline Loans.

	(a)	Requests for Borrowing.  The Borrower shall give
the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (Charlotte time) (i) on the same Business Day as each Swingline Loan, (ii) at least one Business Day before each Base Rate Loan, (iii) at least three (3) Business Days before each LIBOR Rate Loan denominated in Dollars and (iv) at least four (4) Business
Days before each LIBOR Rate Loan denominated in an Alternative Currency, of its intention to borrow, specifying
(A) the date of such borrowing, which shall be a Business
Day, (B) whether such Loan is to be a Revolving Credit Loan, Specified A/C Loan or a Swingline Loan, (C) if such Loan is a Revolving Credit Loan, whether such Loan shall be denominated in Dollars or in an Alternative Currency, (D) if denominated in Dollars, whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, (E) the amount of such borrowing, which shall be (1) with respect to LIBOR Rate
Loans denominated in Dollars in an aggregate principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof, (2) with respect to LIBOR Rate Loans denominated in an Alternative Currency in an aggregate principal Alternative Currency Amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (3) with respect to Base Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, and (4) with respect to Swingline Loans in an aggregate principal amount of $1,000,000 or a whole multiple thereof and (F) in the case of a LIBOR Rate Loan, the duration of the LIBOR Interest Period applicable thereto. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The
Administrative Agent shall promptly notify (i) the Lenders of each Notice of Borrowing with respect to a Revolving
Credit Loan and (ii) the applicable Specified A/C Lenders of each Notice of Borrowing with respect to a Specified A/C
Loan.

	(b)	Disbursement of Revolving Credit Loans Denominated
in Dollars. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date for any Loan denominated in Dollars, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, such Lender's Commitment Percentage of the requested Revolving
Credit Loan to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.5 in immediately available funds by crediting such proceeds to a deposit account of the Borrower maintained with the Administrative Agent or by wire transfer from such deposit account to another account as may be requested by the Borrower by prior written notice to the Administrative Agent. Subject to Section 4.7, the
Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.5 to the extent that any Lender has not made available to the Administrative Agent its Commitment
Percentage of such Loan.

	(c)	Disbursement of Alternative Currency Loans (other
than Specified A/C Loans). Not later than 11:00 a.m. (the time of the Administrative Agent's Correspondent) on or before the proposed borrowing date for any Alternative
Currency Loan (other than Specified A/C Loans), each Lender will make available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent's Correspondent, in the requested Alternative Currency in funds immediately available to the Administrative Agent, such Lender's Commitment Percentage of the Alternative
Currency Amount of such requested borrowing. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.5 in immediately available funds by crediting such proceeds to an account of the Borrower maintained with the Administrative Agent's Correspondent or by wire transfer from such deposit account to another account as may be requested by the Borrower by prior written notice to the Administrative Agent. Subject to Section 4.7, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.5 to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan.

	(d)	Disbursement of Specified A/C Loans.  Not later
than 11:00 a.m. (the time of the Administrative Agent's

Correspondent) on or before the proposed borrowing date for any Specified A/C Loan, each applicable Specified A/C Lender will make available to the Borrower at the office of the Administrative Agent's Correspondent in the applicable Specified Alternative Currency in funds immediately available to the Borrower, such Specified A/C Lender's Commitment Percentage of the requested borrowing to be denominated in the applicable Specified Alternative Currency. The Borrower hereby irrevocably authorizes such Specified A/C Lenders to disburse the proceeds of each borrowing requested pursuant to this Section 2.5 in immediately available funds by crediting such proceeds to an account of the Borrower specified in the most recent Notice of Account Designation provided by the Borrower. Subject to
Section 4.7, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.5 to the extent that any Specified A/C Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan.

	(e)	Disbursement of Swingline Loans.  Not later than
2:00 p.m. (Charlotte time) on the proposed borrowing date for any Swingline Loan, the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, the Swingline Loans to be made to the Borrower on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.5 in immediately available funds by crediting such proceeds to a deposit account of the Borrower maintained with the Administrative Agent or by wire transfer from such deposit account to another account as may be requested by the Borrower by prior written notice to the Administrative
Agent. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.4(b).

	SECTION 2.6.		Procedure for Advances of
Competitive Bid Loans.

	(a)	Competitive Bid Request.  In order to request
Competitive Bids, the Borrower shall deliver to the Administrative Agent a duly completed Competitive Bid
Request in the form of Exhibit C-1 hereto (a "Competitive
Bid Request") to be received by the Administrative Agent not later than 11:00 a.m. (Charlotte time) (i) five (5) Business Days before each proposed LIBOR Competitive Bid Loan and
(ii) two (2) Business Days before each proposed Absolute
Rate Loan; provided that, the Borrower may not submit more than three (3) Competitive Bid Requests during any period of ten (10) consecutive Business Days, and provided further, that the Borrower shall not submit more than three (3) Competitive Bid Requests in any one (1) calendar month. A Competitive Bid Request that does not conform substantially to the form of Exhibit C-1 hereto may be rejected in the Administrative Agent's sole discretion, and the Administrative Agent shall promptly notify the

Borrower of such rejection by telephone promptly confirmed by telecopy. Such request shall in each case refer to this Agreement and specify (i) whether the borrowing then being requested is to be a LIBOR Competitive Bid Loan or an Absolute Rate Loan, (ii) the date of such borrowing (which shall be a Business Day), (iii) the aggregate principal amount of such borrowing which shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (iv) the Competitive Bid Interest Periods with respect to each LIBOR Competitive Bid Loan and each Absolute Rate Loan which Competitive Bid Interest Periods may not expire on a date later than the first Business Day prior to the Credit Facility Termination Date; provided, that the Borrower may not request bids for more than three (3) different durations of Competitive Bid Interest Periods in the same Competitive Bid Request. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by telecopier the Lenders to bid in the form set forth in Exhibit C-2 hereto (a "Competitive Bid Invitation"), on the terms and conditions of this agreement, to make Competitive Bid Loans pursuant to the Competitive Bid Request.

	(b)	Competitive Bids.

		(i)		Each Lender may, in its sole discretion,
make up to three (3)
Competitive Bids to the Borrower in response to a ompetitive
Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent via telecopier, in the form of Exhibit C-3, hereto, (A) not later than 10:30 a.m., Charlotte time, three (3) Business Days before any proposed
LIBOR Competitive Bid Loan and (B) not later than 10:30 a.m., Charlotte time, on the same Business Day as a proposed
Absolute Rate Loan, and any Competitive Bid received by the Administrative Agent after such time can be rejected by the Administrative Agent. Competitive Bids that do not conform substantially to the form of Exhibit C-3 hereto or otherwise include additional conditions to funding shall be rejected by the Administrative Agent and the Administrative Agent shall notify the Lender making such nonconforming
Competitive Bid of such rejection as soon as practicable.
Each Competitive Bid shall refer to this Agreement and specify (A) the principal amount of the Competitive Bid Loan or Loans that the applicable Lender is willing to make to the Borrower which shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and may equal the entire principal amount of the Competitive Bid Loan requested by the Borrower, (B) the
Competitive Bid Rate or Rates at which such Lender is prepared to make the Competitive Bid Loan or Loans and (C) the Competitive Bid Interest Period applicable to each such Loan and the last day thereof. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

		(ii)		If the Administrative Agent shall elect
to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter (1/4) of an hour earlier than the latest time at which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to clause (i) above.

		(iii)		The Administrative Agent shall
notify the Borrower by telecopier, (A) not later than 11:00 a.m., Charlotte time, three (3) Business Days before a proposed LIBOR Competitive Bid Loan and (B) not later than 11:00 a.m., Charlotte time, on the same Business Day of each proposed Absolute Rate Loan, of all the Competitive Bids made, the Competitive Bid Rate or Rates, the principal amount of each Competitive Bid Loan in respect of which a Competitive Bid was made, the Competitive Bid Interest
Period applicable to each such LIBOR Competitive Bid
Loan and the identity of the Lender that made each Competitive Bid. The Administrative Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.6.

		(iv)		All notices required by this Section 2.6
shall be given in accordance with Section 13.1.

	(c)	Acceptance/Rejection.

		(i)		The Borrower may, in its sole and
absolute discretion, subject only to the provisions of this paragraph (c), accept or reject any Competitive Bid referred to in paragraph (b) above. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopier in the form of Exhibit C-4 hereto (a "Competitive Bid Accept/Reject Letter"), whether and to what extent it has decided to accept or reject any or all of the Competitive
Bids referred to in paragraph (b) above, (A) not later than 11:30 a.m., Charlotte time, three (3) Business Days before a proposed LIBOR Competitive Bid Loan and (B) not later than 11:30 a.m., Charlotte time, on the same Business Day as a proposed Absolute Rate Loan; provided, that (V) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the Competitive Bids referred to in paragraph (b) above, (W) the acceptance of Competitive Bids by the Borrower shall be made on the basis of ascending order (from lowest to highest) of Competitive Bids for LIBOR Competitive Bid Loans or Absolute Rate Loans within each Competitive Bid Interest Period and the Borrower shall not accept a Competitive Bid made at a particular Competitive
Bid Rate for a particular Competitive Bid Interest Period if the Borrower has rejected a Competitive Bid made at a lower Competitive Bid Rate for the same Competitive Bid
Interest Period, (X) if Competitive Bids are made by two (2) or more Lenders at the same Competitive Bid Rate for the same Competitive Bid Interest Period, the principal amount accepted shall be allocated among such Lenders by the Borrower (after consultation with the Administrative Agent) on a pro rata basis in integral multiples of not less than

$1,000,000, (Y) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request and (Z) except pursuant to clause (X) above, no Competitive Bid shall be accepted for a Competitive Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. A notice given by the Borrower pursuant to this paragraph (c) shall be irrevocable.

		(ii)		The Administrative Agent shall promptly
notify each bidding Lender whether or not its Competitive
Bid has been accepted (and if so, in what amount and at what
Competitive Bid Rate) by telephone followed by telecopy, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which its Competitive Bid has been accepted.

	(d)	Disbursement of Competitive Bid Loans.  Not later
than 2:00 p.m. (Charlotte time) on the proposed borrowing date, each Lender whose Competitive Bid was accepted will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender's Competitive Bid Loan to be made on such borrowing date. After receipt thereof from the applicable Lenders, the Administrative Agent shall disburse not later than 3:30 p.m. (Charlotte time) the proceeds of each borrowing accepted pursuant to Section 2.6(c) in immediately available funds by crediting such proceeds to the deposit account or accounts specified in the most recent Notice of Account Designation delivered by the Borrower or as may be agreed upon by the Borrower and the Administrative Agent from time to time. The Administrative Agent shall not be obligated to disburse the proceeds of any Competitive Bid
Loan accepted pursuant to Section 2.6(c) until the applicable Lender shall have made available to the Administrative Agent its Competitive Bid Loan.

	(e)	Competitive Bid Fee.  For each Competitive Bid
Request received by the Administrative Agent hereunder, the Borrower shall pay to the Administrative Agent, for its own account, a Competitive Bid fee in the amount set forth in the separate letter agreement between the Borrower and the Administrative Agent dated as of December 11, 1997.


	SECTION 2.7.		Repayment of Loans.

	(a)	Repayment.  The Borrower shall repay (i) the
principal amount of all outstanding Revolving Credit Loans in full in the currency in which each such Revolving Credit Loan was initially funded, together with all accrued but unpaid interest thereon, on the Credit Facility Termination Date, (ii) the principal amount of all outstanding Specified A/C Loans in full in the Specified Alternative Currency in which each such Specified A/C Loan was initially funded, together with all accrued but unpaid interest thereon, on the Credit Facility Termination Date (or in accordance with
Section 2.2(b) if earlier), (iii) each Competitive Bid Loan on the expiration of the Competitive Bid Interest Period applicable thereto, and (iv) the principal amount of all outstanding Swingline Loans in accordance with Section 2.4(b), together, in each such case, with all accrued but unpaid interest thereon.

	(b)	Mandatory Repayment of Excess Loans.

	     (i)	Aggregate Commitment.  If at any time (as
determined by the Administrative Agent under Section
2.7(b)(v), and for any reason, the aggregate principal
Dollar Amount of all outstanding Revolving Credit Loans, Specified A/C Loans, Competitive Bid Loans and Swingline
Loans exceeds one hundred and five percent (105%) of [the Aggregate Commitment less the L/C Obligations], the Borrower shall (A) first, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding
Swingline Loans (and/or reduce any pending request for a Swingline Loan on such day by the amount of such excess),
(B) second, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Revolving Credit
Loans that are Base Rate Loans by the Dollar Amount of such excess (and/or reduce any pending request for a Base Rate
Loan on such day by the Dollar Amount of such excess), (C) third, if (and to the extent) necessary to eliminate such excess, immediately repay LIBOR Rate Loans (other than Specified A/C Loans) (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by the Dollar Amount of any remaining excess, (D) fourth, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Specified A/C Loans (and/or reduce any pending request for a Specified A/C Loan on such day by the amount of such excess), and (E) fifth, if (and to the extent) necessary to eliminate such excess, immediately repay Competitive Bid Loans (and/or reduce any pending Competitive Bid Request for a borrowing of such Competitive
Bid Loans) by the amount of any remaining excess.

	    (ii)	Excess Alternative Currency Loans.  If at any
time and for any reason the outstanding principal amount of all outstanding Alternative Currency Loans (including
Specified A/C Loans) exceeds the lesser of (A) the Aggregate
Commitment less the sum of the outstanding principal amount of all Revolving Credit Loans denominated in Dollars less the sum of the outstanding principal Dollar Amount of all Competitive Bid Loans less the sum of the outstanding principal Dollar Amount of all Swingline Loans less the sum of the outstanding principal Dollar Amount of all L/C
Obligations and (B) the Alternative Currency Commitment, such excess shall be immediately repaid, in the currency in which such Alternative Currency Loan or Alternative Currency
Loans were initially funded, by the Borrower to the Administrative Agent for the account of the Lenders.

	   (iii)	Excess Specified A/C Loans.  With respect to
each Specified Alternative Currency, if at any time and for any reason the outstanding principal amount of all outstanding Specified A/C Loans funded in such Specified
Alternative Currency exceeds the lesser of (A) the Aggregate
Commitment less the sum of the outstanding principal Dollar
Amount of all Revolving Credit Loans less the sum of the outstanding principal Dollar Amount of all Competitive Bid
Loans less the sum of the outstanding principal Dollar
Amount of all Swingline Loans less the sum of the outstanding principal Dollar Amount of all L/C Obligations and (B) the applicable Specified A/C Aggregate Commitment, such excess shall be immediately repaid in such Specified
Alternative Currency by the Borrower to the Administrative
Agent for the account of the applicable Specified A/C
Lenders.

	    (iv)	Excess Swingline Loans and L/C Obligations.
If at any time and for any reason (A) the outstanding principal amount of all outstanding Swingline Loans exceeds the lesser of (1) the Aggregate Commitment less the sum of the Dollar Amount of the aggregate principal amount of all outstanding Revolving Credit Loans, Specified A/C Loans,
Competitive Bid Loans and L/C Obligations and (2) the
Swingline Commitment, such excess shall be immediately repaid by the Borrower to the Administrative Agent for the account of the Swingline Lender and (B) the aggregate outstanding principal amount of the L/C Obligations exceeds the lesser of (1) the Aggregate Commitment less the sum of the Dollar Amount of the aggregate principal amount of all outstanding Revolving Credit Loans, Specified A/C Loans,
Competitive Bid Loans and Swingline Loans and (2) the L/C
Commitment, then the Borrower shall deposit an amount equal to such excess with the Administrative Agent to be held as cash collateral in accordance with Section 11.2(b).

		(v)	Compliance and Payments.  The Borrower's
compliance with this Section 2.7(b) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event on each day an interest payment is due under Section 4.1(e). All payments pursuant to this
Section 2.7(b) shall be accompanied by any amount required to be repaid under Section 4.11.

	(c)	Other Mandatory Prepayments.  The Borrower shall
prepay the Loans in accordance with Section 2.9 in connection with any permanent reduction in the Aggregate
Commitment.

	(d)	Optional Repayments.  The Borrower may at any time
and from time to time repay the Loans, in whole or in part, upon at least four (4) Business Days' irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans denominated in an Alternative Currency, upon at least three
(3) Business Days' irrevocable notice to the Administrative
Agent with respect to LIBOR Rate Loans denominated in Dollars and Competitive Bid Loans, one (1) Business Day's irrevocable notice with respect to Base Rate Loans, and upon irrevocable notice no later than 12:00 p.m. (Charlotte time) on the same Business Day with respect to Swingline Loans, in the form attached hereto as Exhibit D (a "Notice of Prepayment"), specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans denominated in an Alternative Currency, LIBOR Rate Loans denominated in Dollars, Competitive Bid Loans, Base Rate Loans, Swingline
Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; provided, that with respect to Alternative Currency Loans, partial repayments shall be in an Alternative Currency Amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and provided further that, with respect to Swingline Loans, partial repayments shall be in an aggregate amount of $500,000 or a whole multiple thereof. Each such repayment shall be accompanied by any amount required to be paid pursuant to
Section 4.11.

	(e)	Limitation on Repayment of Certain Loans.  The
Borrower may not repay any LIBOR Rate Loan (including, without limitation, any LIBOR Rate Loan denominated in an Alternative Currency) or any Competitive Bid Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.11.

	SECTION 2.8.		Notes.

	(a)	Revolving Credit Notes.  Each Lender's Revolving
Credit Loans and the obligation of the Borrower to repay such Revolving Credit Loans shall be evidenced by a Revolving Credit Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit
Loans made and to be made by such Lender to the Borrower hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Revolving Credit Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

	(b)	Specified A/C Notes.  With respect to each
Specified Alternative Currency, each A/C Loans in such
Specified Alternative Currency and the obligation of the Borrower to repay such Specified A/C Loans shall be evidenced by a separate Specified A/C Note executed by the Borrower with regard to each Specified Alternative Currency to be borrowed by the Borrower payable to the order of each applicable Specified A/C Lender representing the Borrower's obligation to pay such Specified A/C Lender's applicable
Specified A/C Commitment or, if less, the aggregate unpaid principal amount of all Specified A/C Loans made and to be made by such Specified A/C Lender in such Specified

Alternative Currency to the Borrower hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Specified A/C Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

	(c)	Competitive Bid Notes.  Each Lender's Competitive
Bid Loans and the obligation of the Borrower to repay such Competitive Bid Loans shall be evidenced by a Competitive
Bid Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Competitive Bid Loans in a principal amount up to the Aggregate Commitment or, if less, the aggregate unpaid principal amount of all Competitive Bid Loans made by such Lender to the Borrower hereunder, plus interest on such principal amounts and all other fees, charges and other amounts due thereon. Each Competitive Bid Note shall be dated the Closing Date and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

	(d)	Swingline Notes.  The Swingline Loans and the
obligation of the Borrower to repay such Swingline Loans shall be evidenced by the Swingline Note executed by the Borrower payable to the order of the Swingline Lender representing the Borrower's obligation to pay the Swingline Commitment or, if less, the aggregate unpaid principal amount of all Swingline Loans made and to be made by the Swingline Lender to the Borrower hereunder, plus interest and all other fees, charges and other amounts due thereon. The Swingline Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate specified in
Section 4.1.

	SECTION 2.9.		Permanent Reduction of the
Aggregate Commitment.

	(a)	Voluntary Reduction.  The Borrower shall have the
right at any time and from time to time, upon at least five
(5) Business Days prior written notice to the Administrative Agent (which shall promptly notify each Lender), to permanently reduce, in whole at any time or in part from time to time, without premium or penalty, the Aggregate Commitment in an aggregate principal amount not less than $5,000,000 or any whole multiple thereof. To the extent that the Aggregate Commitment is reduced to an amount below the Swingline Commitment, the Alternative Currency
Commitment or any Specified A/C Aggregate Commitment, there shall be a corresponding permanent reduction of the Swingline Commitment, the Alternative Currency Commitment or the applicable Specified A/C Commitment, as applicable, to the amount of the Aggregate Commitment as so reduced.

	(b)	Additional Payments.  Each permanent reduction
permitted pursuant to this Section 2.9 shall be accompanied by a payment of principal (or, with respect to any L/C Obligations, payment of cash collateral into a cash collateral account opened by the Borrower with the Administrative Agent) sufficient to reduce the aggregate principal Dollar Amount of the outstanding Extensions of Credit after such reduction to the Aggregate Commitment as so reduced. All prepayments required by this Section 2.9(b) shall be applied first to the aggregate outstanding principal amount of Swingline Loans, second to the aggregate outstanding principal amount of all Specified A/C Loans, third to the aggregate outstanding principal amount of Revolving Credit Loans, and fourth to the aggregate outstanding principal amount of Competitive Bid Loans. Any permanent reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding
Obligations (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and termination of the Commitments and the Credit Facility. If the reduction of the Aggregate
Commitment requires the repayment of any LIBOR Rate Loan or Competitive Bid Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.11.

	SECTION 2.10.	Termination of Credit Facility.  The
Credit Facility shall terminate on the earliest of (a) December __, 2002, (b) the date of a permanent reduction of the Aggregate Commitment in whole pursuant to Section 2.9(a), and (c) the date of termination pursuant to Section 11.2(a).

	SECTION 2.11.	Use of Proceeds.  The Borrower shall use
the proceeds of the Loans (a) to finance investments and acquisitions permitted by the terms hereof and (b) for working capital and general corporate requirements of the Borrower, including the payment of certain fees and expenses incurred in connection with the transactions contemplated hereby.

ARTICLE III
LETTER OF CREDIT FACILITY

	SECTION 3.1.		L/C Commitment.  Subject to the
terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrower on any Business
Day from the Closing Date through but not including the Credit Facility Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the lesser of (A) the L/C
Commitment or (B) the Aggregate Commitment less the sum of the Dollar Amount of the aggregate principal amount of all outstanding Revolving Credit Loans, Specified A/C Loans, Competitive Bid Loans and Swingline Loans, or (ii) the Commitment of any Lender less such Lender's Commitment Percentage of the Dollar Amount of Revolving Credit Loans, Specified A/C Loans, Competitive Bid Loans, Swingline Loans and L/C Obligations would be less than zero. Each Letter of Credit shall (1) be denominated in Dollars in a minimum amount of $50,000 and shall be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (2) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the earlier of: (x) the date that is twelve (12) months after the date of issuance thereof and (y) the Credit Facility Termination Date; provided that any Letter of Credit with an expiration date occurring up to twelve (12) months after such Letter of Credit's date of issuance may be automatically renewable for subsequent twelve (12) month periods (but in no event later than the Credit Facility Termination Date) so long as on the date of such renewal the Borrower is in compliance with all of the terms and conditions of this Agreement and the other Loan Documents and (3) be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of Pennsylvania. The Issuing Lender shall not issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law.
References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

	SECTION 3.2.		Procedure for Issuance of Letters
of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent's Office a
Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Letter of Credit Application, the Issuing Lender will process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish to the Borrower a copy of such Letter of Credit and furnish to each Lender a copy of such Letter of Credit and the amount of each Lender's L/C Participation therein, all promptly following the issuance of such Letter of Credit.

	SECTION 3.3.		Commissions and Other Charges.

	(a)	The Borrower shall pay to the Administrative
Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the product of

(i) the Applicable Margin with respect to LIBOR Rate Loans (on a per annum basis) and (ii) the face amount of such Letter of Credit. Such commission shall be payable (i) from the date such Letter of Credit is issued, quarterly in arrears on the last Business Day of each calendar quarter thereafter and (ii) on the Credit Facility Termination Date.

	(b)	The Borrower shall pay to the Administrative
Agent, for the account of the Issuing Lender, a facing fee with respect to each Letter of Credit in an amount equal to the product of (i) 0.125% (on a per annum basis) and (ii) the face amount of such Letter of Credit. Such fee shall be payable (i) from the date such Letter of Credit is issued, quarterly in arrears on the last Business Day of each calendar quarter thereafter and (ii) on the Credit Facility Termination Date.

	(c)	In addition to the foregoing commissions, the
Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

	(d)	The Administrative Agent shall, promptly following
its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received by the Administrative Agent in accordance with their respective
Commitment Percentages.

	SECTION 3.4.		L/C Participations.

	(a)	The Issuing Lender irrevocably agrees to grant and
hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.
Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

	(b)	Upon becoming aware of any amount required to be
paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such

L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

	(c)	Whenever, at any time after the Issuing Lender has
made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing
Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing
Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

	SECTION 3.5.		Reimbursement Obligation of the
Borrower.  The Borrower agrees to reimburse the Issuing
Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing
Lender at its address for notices specified herein in Dollars and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. If the Borrower fails to timely reimburse the Issuing Lender on the date the Borrower receives the notice referred to in this Section 3.5, the Borrower shall be deemed to have timely given a Notice of Borrowing hereunder to the Administrative Agent requesting the Lenders to make a Base Rate Loan on such date in an amount equal to the amount of such drawing and, subject to the satisfaction or waiver of the conditions precedent specified in Article V, the Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.

	SECTION 3.6.		Obligations Absolute.  The
Borrower's obligations under this Article III (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower's Reimbursement Obligation under
Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

	SECTION 3.7.		Letter of Credit Application.  To
the extent that any provision of any Letter of Credit
Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.


ARTICLE IV
GENERAL LOAN PROVISIONS

	SECTION 4.1.		Interest.

	(a)	Interest Rate Options.  Subject to the provisions
of this Section 4.1, at the election of the Borrower, Revolving Credit Loans denominated in Dollars shall bear interest at the Base Rate or the LIBOR Rate plus, in each case, the Applicable Margin as set forth below, and Revolving Credit Loans denominated in an Alternative
Currency and Specified A/C Loans shall bear interest at the LIBOR Rate plus the Applicable Margin as set forth below; provided, that in no event shall the LIBOR Rate (and consequently Alternative Currency Loans and LIBOR
Competitive Bid Loans) be available until three (3) Business
Days after the Closing Date. Competitive Bid Loans shall bear interest at the Competitive Bid Rate established pursuant to Section 2.6 and each Swingline Loan shall bear interest at the Base Rate. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Revolving Credit Loan or Specified A/C Loan at the time a Notice of Borrowing is given pursuant to Section 2.5 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. The Competitive Bid Interest
Period, if any, shall be determined in accordance with
Section 2.6 and Section 4.1(b)(ii). Each Loan or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan" and each Loan (other than a Competitive Bid
Loan) or portion thereof bearing interest based on the LIBOR
Rate shall be a "LIBOR Rate Loan". Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate
Loan denominated in Dollars.

	(b)	Interest Periods.

		(i)	In connection with each LIBOR Rate Loan, the
Borrower, by giving notice at the times described in Section
4.1(a), shall elect an interest period (each, a "LIBOR
Interest Period") to be applicable to such Loan, which LIBOR
Interest Period shall be a period of one (1), two (2), three
(3) or six (6) months with respect to each LIBOR Rate Loan;
provided, that:

			(A)	a LIBOR Interest Period shall commence
on the date of advance of or conversion to any LIBOR Rate
Loan and, in the case of immediately successive LIBOR
Interest Periods, each successive LIBOR Interest Period shall commence on the date on which the next preceding LIBOR
Interest Period expires;

			(B)	if any LIBOR Interest Period would
otherwise expire on a day that is not a Business Day, such LIBOR Interest Period shall expire on the next succeeding
Business Day; provided, that if any LIBOR Interest Period would otherwise expire on a day that is not a Business
Day but is a day of the month after which no further
Business Day occurs in such month, such LIBOR Interest
Period shall expire on the next preceding Business Day;

			(C)	any LIBOR Interest Period that begins on
the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Interest Period;

			(D)	no LIBOR Interest Period shall extend
beyond the Credit Facility Termination Date; and

			(E)	there shall be no more than five (5)
LIBOR Interest Periods outstanding at any time.

		(ii)	In connection with each Competitive Bid Loan,
the Borrower, by giving notice at the times described in
Section 2.6, shall request an interest period (each a "Competitive Bid Interest Period") to be applicable to such Loan, which Competitive Bid Interest Period shall be a period of such duration as mutually agreed upon by the applicable Lender and the Borrower pursuant to Section
2.6(c); provided that:

			(A)	a Competitive Bid Interest Period for an
Absolute Rate Loan shall not be less than seven (7) days nor more than one hundred eighty (180) days;

			(B)	a Competitive Bid Interest Period for
any LIBOR Competitive Bid Loan shall be a period of one (1), two (2), three (3), or six (6) months;

			(C)	a Competitive Bid Interest Period shall
commence on the date of advance of any Competitive Bid Loan;

			(D)	if any Competitive Bid Interest Period
would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding
Business Day; provided, that if any Competitive Bid Interest
Period for any LIBOR Competitive Bid Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Competitive Bid Interest Period shall expire on the next preceding Business Day;

			(E)	any Competitive Bid Interest Period for
any LIBOR Competitive Bid Loan that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Competitive Bid Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Competitive Bid Interest Period; and

			(F)	no Competitive Bid Interest Period shall
expire on a date later than the first Business Day prior to the Credit Facility Termination Date.

		(iii)	In connection with all Loans there shall
be no more than seven (7) Interest Periods outstanding at any one time.

	(c)	Applicable Margin.  The Applicable Margin provided
for in Section 4.1(a) with respect to the Loans (other than Competitive Bid Loans) (the "Applicable Margin") shall:

		(i)	for the period commencing on the Closing Date
and ending on the date immediately preceding the tenth
(10th) Business Day following receipt by the Administrative
Agent of the Consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended
September 28, 1997 and the accompanying Officer's Compliance
Certificate, be 0.00% for Base Rate Loans and 0.500% for
LIBOR Rate Loans;

		(ii)	for the period commencing on the tenth (10th)
Business Day following receipt by the Administrative Agent of the Consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 28, 1997 and the accompanying Officer's Compliance Certificate and continuing through and including the Credit Facility
Termination Date, be determined by reference to the Leverage
Ratio as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer's
Compliance Certificate in accordance with the chart below:

	 					Applicable Margin Per Annum
	Leverage Ratio				Base Rate +	LIBOR Rate
+

	Greater than or equal	0.00%	0.500%
	to 30%

	Less than 30%	0.00%	0.375%

Adjustments, if any, in the Applicable Margin shall be made by the Administrative Agent on the tenth (10th) Business Day (the "Adjustment Date") after receipt by the dministrative Agent of quarterly Consolidated financial statements for the Borrower and its Subsidiaries and the accompanying Officer's Compliance Certificate setting forth the Leverage Ratio of the Borrower and its Subsidiaries as of the most recent fiscal quarter end. Subject to Section 4.1(d), in the event the Borrower fails to deliver such financial statements and certificate within the time required by Sections 7.1 and 7.2, the Applicable Margin shall be the highest Applicable Margin set forth above until ten (10) Business Days after the delivery of such financial statements and certificate.

	(d)	Default Rate.  Upon the occurrence and during the
continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans or Competitive Bid Loans, (ii) all outstanding LIBOR Rate Loans and Competitive Bid Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans or Competitive Bid Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, (iii) all outstanding Base Rate Loans (including, without limitation, Swingline Loans) shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iv) all outstanding Competitive Bid Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to such Competitive Bid Loans until the end of the applicable Competitive Bid Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

	(e)	Interest Payment and Computation.  Interest on
each Base Rate Loan and Swingline Loan shall be payable in arrears on the last Business Day of each calendar quarter and on the Credit Facility Termination Date. Interest on each LIBOR Rate Loan, LIBOR Competitive Bid Loan and
Absolute Rate Loan shall be payable on the last day of each Interest Period applicable thereto and on the Credit
Facility Termination Date, and if such Interest Period extends over three (3) months, at the end of each three month interval during such Interest Period. Interest on Base Rate Loans shall be computed on the basis of a 365-366 day year and assessed for the actual number of days elapsed. Interest on LIBOR Rate Loans except for Alternative Currency Loans denominated in Pounds Sterling which shall be computed on the basis of a 365-day year) and Competitive Bid Loans and all fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.

	(f)	Maximum Rate.  In no contingency or event
whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable
Law.

	SECTION 4.2.		Notice and Manner of Conversion or
Continuation of Revolving Credit Loans and Specified A/C
Loans.

  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of any outstanding Base Rate Loans that are Revolving Credit Loans in a principal amount equal to $2,500,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans denominated in Dollars, (b) upon the expiration of any LIBOR Interest Period, convert all or any part of any outstanding LIBOR Rate Loans denominated in Dollars in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans that are Revolving Credit Loans or (c) upon the expiration of any LIBOR Interest Period, continue any LIBOR Rate Loan denominated in any Permitted Currency in a principal amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or with respect to LIBOR Rate Loans denominated in an Alternative Currency, the Alternative Currency Amount in each case thereof) as a LIBOR Rate Loan in the same Permitted Currency. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a "Notice of Conversion/Continuation") not later than 11:00 a.m. (Charlotte time) four (4) Business Days (with respect to any Loan denominated in an Alternative Currency) and three (3) Business Days (with respect to any Loan denominated in Dollars) before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the Permitted Currency in which such Loan is denominated and the last day of the LIBOR Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the LIBOR Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

	SECTION 4.3.		Fees.

	(a)	Commitment Fee.  The Borrower shall pay to the
Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to the applicable percentage set forth below in this Section 4.3(a) on the average daily unused portion of the Aggregate Commitment; provided, that the amount of outstanding
Swingline Loans, Competitive Bid Loans and Specified A/C
Loans shall not be considered usage of the Aggregate Commitment for the purpose of calculating such commitment fee. The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing December 31, 1997, and on the Credit Facility Termination Date. Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders' respective
Commitment Percentages.  The commitment fee rate shall:

		(i)	for the period commencing on the Closing Date
and ending on the date immediately preceding the tenth
(10th) Business Day following receipt by the Administrative
Agent of the Consolidated financial statements of the

Borrower and its Subsidiaries for the fiscal quarter ended
September 28, 1997 and the accompanying Officer's Compliance
Certificate, be 0.150%;

		(ii)	for the period commencing on the tenth (10th)
Business Day following receipt by the Administrative Agent of the Consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 28, 1997 and the accompanying Officer's Compliance Certificate and continuing through and including the Credit Facility
Termination Date, be determined by reference to the Leverage
Ratio of the Borrower and its Subsidiaries as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer's Compliance Certificate in accordance with the chart below:

	Leverage Ratio				Commitment Fee Rate

	Greater than or equal				 0.150%
	to 30%

	Less than 30%					 0.125%

Adjustments, if any, in the commitment fee rate shall be made by the Administrative Agent on the tenth (10th) Business Day (the "Adjustment Date") after receipt by the Administrative Agent of quarterly Consolidated financial statements for the Borrower and its Subsidiaries and the accompanying Officer's Compliance Certificate setting forth the Leverage Ratio of the Borrower and its Subsidiaries as of the most recent fiscal quarter end. In the event the Borrower fails to deliver such financial statements and certificate within the time required by Sections 7.1 and 7.2, the commitment fee rate shall be the highest commitment fee rate set forth above until ten (10) Business Days after the delivery of such financial statements and certificate.

	(b)	Administrative Agent's and Other Fees.  In order
to compensate the Administrative Agent for structuring, syndicating and arranging the Credit Facility and for its obligations hereunder, the Borrower agrees to pay to the Administrative Agent, for its sole account, the fees set forth in the separate fee letter agreement from the Administrative Agent to the Borrower dated August 28, 1997.

	SECTION 4.4.		Manner of Payment.

	(a)	Loans Denominated in Dollars.  Each payment
(including repayments described in Article II) by the Borrower on account of the principal of or interest on the Loans denominated in Dollars or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note (except as set forth in Sections 4.4(b) and 4.4(c)) shall be made in Dollars not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders pro rata in accordance with their respective Commitment Percentages in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes.

	(b)	Alternative Currency Loans (other than Specified
A/C Loans).  Each payment (including repayments described in
Article II) by the Borrower on account of the principal of or interest on the Loans denominated in any Alternative
Currency (other than a Specified Alternative Currency) shall be made in such Alternative Currency not later than 11:00 a.m. (the time of the Administrative Agent's Correspondent) on the date specified for payment under this Agreement to the Administrative Agent's account with the Administrative Agent's Correspondent for the account of the Lenders pro rata in accordance with their respective Commitment
Percentages in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 12:00 noon (the time of the Administrative Agent's Correspondent) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 12:00 noon (the time of the Administrative Agent's Correspondent) shall be deemed to have been made on the next succeeding Business Day for all purposes.

	(c)	Specified A/C Loans.  Each payment (including
repayments described in Article II) by the Borrower on account of the principal of or interest on any Specified A/C Loans shall be made in such Specified Alternative Currency not later than 12:00 noon (the time of the Administrative Agent's Correspondent) on the date specified for payment under this Agreement to the applicable Specified A/C Lenders pro rata in accordance with their respective Specified A/C Commitment Percentages in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 1:00 p.m. (the time of the Administrative Agent's Correspondent) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 1:00 p.m. (the time of the Administrative Agent's Correspondent) shall be deemed to have been made on the next succeeding Business Day for all purposes.

	(d)	Pro Rata Treatment.  Upon receipt by the
Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender or each Specified A/C Lender, as applicable, its pro rata share of such payment in accordance with the Commitment Percentage of such Lender or applicable Specified A/C Commitment

Percentage of such Specified A/C Lender, as applicable.
Each payment to the Administrative Agent of Administrative Agent's fees or L/C Participants' commissions shall be made in like manner, but for the account of the Administrative Agent or the L/C Participants, as the case may be. All amounts payable by the Borrower to the Swingline Lender with respect to the Swingline Note shall be made to the Administrative Agent for the account of the Swingline Lender, all amounts payable by the Borrower on account of any Competitive Bid Loan shall be for the account of the applicable Lender of such Loan, and all amounts payable to any Lender under Sections 4.10, 4.11, 4.12, 4.13, and 13.2 shall be payable to the Administrative Agent for the account of the applicable Lender or Specified A/C Lender.
Subject to Section 4.1(b), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

	SECTION 4.5.		Crediting of Payments and Proceeds.
In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Administrative Agent's and Issuing Lender's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Swingline Note to the Swingline Lender, then to the principal amount outstanding under the Swingline Note to the Swingline Lender, then to the principal amount outstanding and accrued and unpaid interest on the Specified
A/C Notes, then to accrued and unpaid interest on the Revolving Credit Notes, the Reimbursement Obligation and any termination payments due in respect of a Hedging Agreement with any Lender permitted pursuant to Section 10.1 (pro rata in accordance with all such amounts due), then to the principal amount of the Revolving Credit Notes and Reimbursement Obligation, then to the cash collateral account described in Section 11.2(b) to the extent of any L/C Obligations then outstanding, then to accrued and unpaid interest on the Competitive Bid Notes and then to the principal amount outstanding under any Competitive Bid Notes
(in inverse order of maturity) in that order.

	SECTION 4.6.		 Adjustments.

	(a)	If any Lender (a "Benefited Lender") shall at any
time receive any payment of all or part of its Extensions of Credit (other than Specified A/C Loans and Competitive Bid
Loans) or interest thereon, or if any Lender shall at any time receive any collateral in respect to its Extensions of Credit (other than Specified A/C Loans and Competitive Bid
Loans) (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Extensions of Credit (other than Specified A/C
Loans and Competitive Bid Loans), or interest thereon, such Benefited Lender shall purchase for cash from the other
Lenders such portion of each such other Lender's Extensions of Credit (other than Specified A/C Loans and Competitive
Bid Loans), or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Extensions of Credit (other than Specified A/C Loans and Competitive Bid
Loans) may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

	(b)	If any Specified A/C Lender (a "Benefited
Specified A/C Lender") shall at any time receive any payment of all or part of its Specified A/C Loans, or interest thereon, or if any Specified A/C Lender shall at any time receive any collateral in respect to its Specified A/C Loans (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Specified A/C Lender for the same Specified Alternative Currency, if any, in respect of such other Specified A/C Lender's applicable Specified A/C Loans, or interest thereon, such Benefited Specified A/C Lender shall purchase for cash from the other applicable Specified A/C Lenders such portion of each such other applicable Specified A/C Lender's Specified A/C Loans, or shall provide such other Specified A/C Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Specified A/C Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Specified A/C Lenders for the same Specified Alternative Currency; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Specified A/C Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Specified A/C Lender so purchasing a portion of another Specified A/C Lender's Specified A/C Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

	SECTION 4.7.		Nature of Obligations of Lenders
Regarding Extensions of Credit;
Assumption by Administrative Agent.  The obligations of the

Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with
Section 2.5(b) or (c), as applicable, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to (a) with respect to a Loan denominated in Dollars, the amount of such Lender's Commitment Percentage of such borrowing and interest thereon at a rate equal to the daily average Federal Funds Rate during such period as determined by the Administrative Agent and (b) with respect to an Alternative Currency Loan, the amount of such Lender's Commitment Percentage of such borrowing and interest thereon at a rate per annum equal to the Administrative Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount. A certificate of the Administrative Agent with respect to any amounts owing under this Section 4.7 shall be conclusive, absent manifest error. If the Commitment Percentage of such Lender of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate then applicable to such Loan hereunder, on demand, from the Borrower. The failure of any Lender to make its Commitment Percentage of any Loan available shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on such borrowing date.

	SECTION 4.8.		Mandatory Redenomination of
Alternative Currency Loans.

	(a) 	If any LIBOR Rate Loan is required to be converted
to a Base Rate Loan pursuant to Section 4.1(d), Section 4.10 or any other applicable provision hereof, such Loan shall be funded in Dollars in an amount equal to the Dollar Amount of such Loan, all subject to the provisions of Section 2.7(b).
The Borrower shall reimburse the Lenders upon any such conversion for any amounts required to be paid under Section
4.11.

	(b)	If any Alternative Currency becomes unavailable to
any Lender for any reason (including, without limitation, any conversion, discontinuation or replacement of such currency arising out of or in connection with any event associated with economic and monetary union in the European Community) all outstanding Loans in such Alternative Currency shall be immediately redenominated and converted into Dollars in an amount equal to the Dollar
Amount of such Loan, all subject to the provisions of
Section 2.7(b).

	SECTION 4.9.		Regulatory Limitation.  In the
event, as a result of increases in the value of Alternative Currencies against the Dollar or for any other reason, the obligation of any of the Lenders to make Loans (taking into account the Dollar Amount of the Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A.
Section 84, as amended, the regulations promulgated thereunder and any other Applicable Law) is determined by such Lender to exceed its then applicable legal lending limit under 12
U.S.C.A. Section 84, as amended, and the regulations promulgated thereunder, or any other Applicable Law, the amount of additional Extensions of Credit such Lender shall be obligated to make or issue or participate in hereunder shall immediately be reduced to the maximum amount which such Lender may legally advance (as determined by such Lender), the obligation of each of the remaining Lenders hereunder shall be proportionately reduced, based on their applicable Commitment Percentages and, to the extent necessary under such laws and regulations (as determined by each of the Lenders, with respect to the applicability of such laws and regulations to itself), and the Borrower shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Obligations outstanding hereunder by an amount sufficient to comply with such maximum amounts.

	SECTION 4.10.	Changed Circumstances.

	(a)	Circumstances Affecting LIBOR Rate and Alternative
Currency Availability.  If with respect to any Interest
Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that (i) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars or an Alternative Currency in the applicable amounts are not being quoted via Telerate Page 3750 or offered to the Administrative Agent or such Lender for such Interest Period, (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (iii) it has become otherwise materially impractical for the Administrative Agent or the Lenders to make such Loan in an Alternative Currency, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate
Loans, LIBOR Competitive Bid Loans or Alternative Currency
Loans, as applicable, and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate
Loan or an Alternative Currency Loan, as applicable, shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan or Alternative Currency Loan, as applicable, together with accrued interest thereon, on the last day of the then current LIBOR Interest Period applicable to such LIBOR Rate Loan, LIBOR Competitive Bid
Loan or Alternative Currency Loan, as applicable, or convert the then outstanding principal amount of each such LIBOR
Rate Loan or Alternative Currency Loan, as applicable, to a Base Rate Loan as of the last day of such Interest Period.

	(b)	Laws Affecting LIBOR Rate and Alternative Currency
Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of its respective Lending Offices) with any request or directive
(whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders
(or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate
Loan or any Alternative Currency Loan or any LIBOR
Competitive Bid Loan such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative
Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative
Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make
LIBOR Rate Loans, LIBOR Competitive Bid Loans or Alternative Currency Loans, as applicable, and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate
Loan or Alternative Currency Loan, as applicable, shall be suspended and thereafter the Borrower may select only Base
Rate Loans denominated in Dollars hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR
Rate Loan, LIBOR Competitive Bid Loan or an Alternative
Currency Loan, as applicable, to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, as a LIBOR Competitive Bid Loan or as an Alternative Currency
Loan, as applicable, the applicable LIBOR Rate Loan, LIBOR Competitive Bid Loan or Alternative Currency Loan shall immediately be converted to a Base Rate Loan denominated in Dollars for the remainder of such Interest Period.

	(c)	Increased Costs.  If, after the date hereof, the
introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive

(whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

		(i)	shall subject any of the Lenders (or any of
their respective Lending Offices) to any tax, duty or other charge with respect to any LIBOR Rate Loan, Alternative
Currency Loan, Competitive Bid Loan, Note, Letter of Credit or Letter of Credit Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any LIBOR Rate Loan, any Alternative Currency Loan, any
Competitive Bid Loan, any Note, any Letter of Credit or any
Letter of Credit Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

		(ii)	shall impose, modify or deem applicable any
reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any LIBOR Rate Loan, any Alternative Currency
Loan, any Competitive Bid Loan, any Note, any Letter of
Credit or any Letter of Credit Application; and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan, any Competitive Bid Loan or any Alternative Currency Loan, as applicable, or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan, a Competitive Bid Loan or an Alternative Currency Loan, as applicable, or Letter of Credit or Letter of Credit
Application, then such Lender shall promptly notify the Administrative Agent and the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.
The amount of such compensation shall be determined, in the applicable Lender's reasonable discretion, based upon the assumption that such Lender funded its Commitment
Percentage of the LIBOR Rate Loans, Competitive Bid Loans or
Alternative Currency Loans, as applicable, in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

	SECTION 4.11.	Indemnity.  The Borrower hereby
indemnifies each of the Lenders against any loss or expense (including, without limitation, any foreign exchange costs) which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or a Competitive Bid Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or Competitive Bid Accept/Reject Letter or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan or Competitive Bid Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender's reasonable discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans or its portion of the Competitive Bid Loans, as applicable, in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

	SECTION 4.12.	Capital Requirements.  If either (a) the
introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which such Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five
(5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

	SECTION 4.13.	Taxes.

	(a)	Payments Free and Clear.  Any and all payments by
the Borrower hereunder or under the Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or in respect of any Letter of Credit to any Lender or the Administrative Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 4.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions or withholdings, (C) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Borrower shall deliver to the Administrative Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.13(d).

	(b)	Stamp and Other Taxes.  In addition, the Borrower
shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit or the other
Loan Documents, or the perfection of any rights or security interest in respect thereof (hereinafter referred to as "Other Taxes").

	(c)	Indemnity.  The Borrower shall indemnify each
Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.13) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

	(d)	Evidence of Payment.  Within sixty (60) days after
the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative
Agent.

	(e)	Delivery of Tax Forms.  Each Lender organized
under the laws of a jurisdiction other than the United
States or any state thereof shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant
Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms), properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

	(f)	Survival.  Without prejudice to the survival of
any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this
Section 4.13 shall survive the payment in full of the Obligations and the termination of the Commitments.


ARTICLE V
CLOSING; CONDITIONS OF CLOSING AND BORROWING

	SECTION 5.1.		Closing.  The closing shall take
place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202 at 10:00 a.m. on December 19, 1997, or on such other date as the parties hereto shall mutually agree.

	SECTION 5.2.		Conditions to Closing and Initial
Loans.  The obligation of the Lenders to close this

Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

	(a)	Executed Loan Documents.  The following Loan
Documents, in form and substance satisfactory to the Administrative Agent and each Lender:

		(i)	this Agreement;

		(ii)	the Revolving Credit Notes;

		(iii)	the Specified A/C Notes;

		(iv)	the Competitive Bid Notes;

		(v)	the Swingline Note; and

		(vi)	the Subsidiary Guaranty Agreement;

together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered by the parties thereto, shall be in full force and effect and no default or event of default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Administrative Agent.

	(b)	Closing Certificates; etc.

		(i)	Officer's Certificate of the Borrower.  The
Administrative Agent shall have received a certificate from the chief executive officer or chief financial officer of the Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true, correct and complete; that the Loan Parties are not in violation of any of the covenants contained in this Agreement and the other
Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions.

		(ii)	Certificate of Secretary of each Loan Party.
The Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Loan Party certifying that attached thereto is a true and complete copy of the articles of incorporation or other charter documents of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority, as applicable, in its jurisdiction of incorporation; that attached thereto is a true and complete copy of the bylaws of such Loan Party as in effect on the date of such certification; that, attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the extensions of credit contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and, as to the incumbency and genuineness of the signature of each officer of such Loan
Party executing Loan Documents to which it is a party.

		(iii)	Certificates of Good Standing.  The
Administrative Agent shall have received (A) certificates as of a recent date of the good standing of each Loan Party under the laws of their respective jurisdictions of organization and the jurisdictions of their respective principal places of business and chief executive offices and
(B) a certificate of the relevant taxing authorities of such jurisdictions certifying that the Borrower has filed required tax returns and owes no delinquent taxes; provided, that, with the prior approval of the Administrative Agent, certain Loan Parties (excluding the Borrower) may provide the Administrative Agent with certificates or documents comparable to those referenced above and customarily given to lending institutions in similar transactions.

		(iv)	Opinions of Counsel.  The Administrative
Agent shall have received favorable opinions of United
States counsel to the Loan Parties addressed to the Administrative Agent and the Lenders with respect to the Loan Parties, the Loan Documents and such other matters as the Lenders shall request, each in form and substance satisfactory to the Administrative Agent and the Lenders.

		(v)	Tax Forms.  The Administrative Agent shall
have received copies of the United States Internal Revenue
Service forms required by Section 4.13(e).

	(c)	Consents; Defaults.

		(i)	Governmental and Third Party Approvals.  All
necessary approvals, authorizations and consents, if any are required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other
Loan Documents shall have been obtained to the extent that the absence of such approvals, authorizations, or consents would cause a Material Adverse Effect.

		(ii)	Permits and Licenses.  All permits and
licenses, including permits and licenses required under Applicable Laws, necessary to the current conduct of business by the Borrower and its Subsidiaries shall have been obtained to the extent that the absence of such permits and licenses would cause a Material Adverse Effect.

		(iii)	No Injunction, Etc.  No action,
proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent's discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

		(iv)	No Material Adverse Change.  There shall not
have occurred any material adverse change in the condition
(financial or otherwise), operations, properties, business or prospects of the Borrower and its Subsidiaries taken as a whole, or any event or condition that has had or could be reasonably expected to have a Material Adverse Effect.

		(v)	No Event of Default.  No Default or Event of
Default shall have occurred and be continuing.

	(d)	Financial Matters.

		(i)	Financial Statements.  The Administrative
Agent shall have received the most recent audited
Consolidated financial statements of the Borrower and its Subsidiaries, all in form and substance satisfactory to the Administrative Agent and prepared in accordance with GAAP.

		(ii)	Financial Condition Certificate.  The
Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief executive officer or chief financial officer of the Borrower, that (A) the Borrower and each of its Subsidiaries, taken as a whole, are Solvent, (B) the payables of the Borrower and each of its Subsidiaries are current or are not more than 45 days past due (except where such payables are being contested by the Borrower or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or any such Subsidiary to the extent required by GAAP), (C) attached thereto is a pro forma balance sheet of the Borrower and its Subsidiaries setting forth on a pro forma basis the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of [September 28, 1997], reflecting on a pro forma basis the effect of the transactions contemplated herein, including all fees and expenses in connection therewith; and evidencing compliance on a pro forma basis with the covenants contained in Articles IX and X; and (D) attached thereto are the financial projections previously delivered to the Administrative Agent representing the good faith calculations of the Borrower and senior management thereof as to the projected results contained therein.

		(iii)	Payment at Closing.  There shall have
been paid by the Borrower to the Administrative Agent and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

	(e)	Miscellaneous.

		(i)	Notice of Borrowing.  The Administrative
Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.5(a), and a written notice in the form attached hereto as Exhibit H (a "Notice of Account Designation") specifying the account or accounts to which the proceeds of any Loans made after the Closing
Date are to be disbursed.

		(ii)	Proceedings and Documents.  All opinions,
certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other instruments and other evidence as any Lender may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

		(iii)	Due Diligence and Other Documents.  The
Borrower shall have delivered to the Administrative Agent such other documents, certificates and opinions as the Administrative Agent reasonably requests.

	(f)	Termination of Existing Credit Agreement.  On the
Closing Date, the loans under the Existing Credit Agreement shall be repaid in full and the commitments and other obligations and rights of the lenders thereunder shall be terminated.

	SECTION 5.3.		Conditions to All Loans and Letters
of Credit. The obligation of any Lender to make any Loan
(subject to Section 2.4(b) with respect to refunding or participating in Swingline Loans) or issue any Letter of Credit hereunder is subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date:

	(a)	Continuation of Representations and Warranties.
The representations and warranties contained in Article VI and in the other Loan Documents shall be true and correct on and as of such borrowing date with the same effect as if made on and as of such date.

	(b)	No Existing Default.  No Default or Event of
Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issue date with respect to such Letter of Credit or after giving effect to the issuance of such Letter of Credit on such date.

	(c)	Officer's Compliance Certificate; Additional
Documents. The Administrative Agent shall have received the current Officer's Compliance Certificate and each additional document, instrument, legal opinion or other item of information reasonably requested by it.


ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BORROWER

	SECTION 6.1.		Representations and Warranties.  To
induce the Administrative Agent and the Lenders to enter into this Agreement and the Lenders to make the Loans or issue or participate in Letters of Credit, the Borrower hereby represents and warrants to the Administrative
Agent and Lenders that:

	(a)	Organization; Power; Qualification.  Each of the
Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which the Borrower and its Subsidiaries are organized and where their principal places of business are located are described on Schedule 6.1(a).

	(b)	Ownership.  The capitalization of the Borrower and
its Subsidiaries as of the Closing Date consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The shareholders of the Subsidiaries of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 6.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except as described on Schedule 6.1(b).

	(c)	Authorization of Agreement, Loan Documents and
Borrowing. Each of the Loan Parties has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party and the extensions of credit hereunder and the transactions contemplated hereby in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Loan
Party, as applicable, and each such document constitutes the legal, valid and binding obligation of the Loan Parties party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state, provincial or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

	(d)	Compliance of Agreement, Loan Documents and
Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the extensions of credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

	(e)	Compliance with Law; Governmental Approvals.  Each
of the Borrower and its
Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except where the failure to so comply could not have, individually or in the aggregate, a Material Adverse Effect.

	(f)	Tax Returns and Payments.  Each of the Borrower
and its Subsidiaries has duly filed or caused to be filed all federal, state, provincial, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, provincial, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved.
The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of federal, state, provincial, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years which individually or in the aggregate could have a Material
Adverse Effect.

	(g)	Intellectual Property Matters.  Each of the
Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business except where the failure to so own or possess such rights could not have, individually or in the aggregate, a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except where any such liability could not have, individually or in the aggregate, a Material Adverse Effect.

	(h)	Environmental Matters. Subject to certain
instances of non-compliance which could not have, individually or in the aggregate, a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole:

		(i)	To the best knowledge of the Borrower, the
properties of the Borrower and its Subsidiaries do not contain, and have not previously contained, any Hazardous
Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental
Laws;

		(ii)	To the best knowledge of the Borrower, such
properties and all operations of the Borrower and its Subsidiaries conducted in connection therewith are in compliance, and have been in compliance, with all applicable
Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

		(iii)	Neither the Borrower nor any Subsidiary
thereof (since the date it became a Subsidiary) has received any notice of violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of their properties or the operations conducted in connection therewith which has not been satisfied in compliance with any such applicable Environmental Law, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice (A) has previously been received by any Subsidiary prior to the date it became a Subsidiary or (B) will be received or is being threatened;

		(iv)	Hazardous Materials have not been transported
or disposed of from the properties of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable
Environmental Laws;

		(v)	No judicial proceedings or governmental or
administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations; and

		(vi)	To the best knowledge of the Borrower, there
has been no release, or threat of release, of Hazardous
Materials at or from such properties, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

	(i)	ERISA.

		(i)	As of the Closing Date, neither the Borrower
nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(i).

		(ii)	The Borrower and each ERISA Affiliate in all
material respects are in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee
Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue
Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit
Plan or any Multiemployer Plan, except where such nsatisfied liability could not have, individually or in the aggregate, a Material Adverse Effect;

		(iii)	Other than as set forth on Schedule
6.1(i), no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

		(iv)	Neither the Borrower nor any ERISA Affiliate
has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer
Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

		(v)	No Termination Event has occurred or is
reasonably expected to occur; and

		(vi)	No proceeding, claim, lawsuit and/or
investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

	(j)	Margin Stock.  Neither the Borrower nor any
Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations
G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

	(k)	Government Regulation.  Neither the Borrower nor
any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Loan or Letter of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

	(l)	Material Contracts.  Schedule 6.1(l) sets forth a
complete and accurate list of all Material Contracts of the

Borrower and its Subsidiaries in effect as of the Closing
Date not listed on any other Schedule hereto; other than as set forth in Schedule 6.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.

	(m)	Employee Relations.  Each of the Borrower and its
Subsidiaries has a stable work force in place and, as of the Closing Date, is not, except as set forth on Schedule
6.1(m), party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries, except those which could not have, individually or in the aggregate, a Material Adverse Effect.

	(n)	Burdensome Provisions.  Neither the Borrower nor
any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its
Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

	(o)	Financial Statements.  The (i) audited
Consolidated balance sheets of the Borrower and its Subsidiaries as of December 29, 1996 and the related audited statements of operations, shareholders' equity and cash flows for the Fiscal Year then ended and (ii) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of September 28, 1997 and related unaudited statements of operations, shareholders' equity and cash flows, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

	(p)	No Material Adverse Change.  Since June 29, 1997,
there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

	(q)	Solvency.  As of the Closing Date and after giving
effect to each extension of credit made hereunder, the Borrower and its Subsidiaries, taken as a whole, will be Solvent.

	(r)	Titles to Properties.  Each of the Borrower and
its Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries referred to in Section 6.1(o), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

        (s) Liens. None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 10.3. No financing statement under the Uniform Commercial Code of any state orpersonal property security legislation as to registration of security on movable property of any other jurisdiction which names the Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor or grantor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has signed any such financing statement or application for registration or any security agreement authorizing any secured party thereunder to file any such financing statement or application for registration, except to perfect those Liens permitted by Section 10.3.

	(t)	Debt and Guaranties.  Schedule 6.1(t) is a
complete and correct listing of all Debt and Guaranties of the Borrower and its Subsidiaries as of the Closing Date in excess of $1,000,000 which is not otherwise disclosed in the financial statements described in Section 6.1(o). The
Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Debt and Guaranties and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or its Subsidiaries exists with respect to any such Debt or Guaranty.

	(u)	Litigation.  Except as set forth on Schedule
6.1(u), there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority which relate to the Loan Documents or which, if adversely determined, could have, individually or in the aggregate, a Material Adverse Effect.

	(v)	Absence of Defaults.  No event has occurred or is
continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a material default or event of default by the Borrower or any

Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

	(x)	Accuracy and Completeness of Information.  All
written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the financial condition or operations of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. The Borrower is not aware of any facts which it has not disclosed in writing to the Administrative Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, which could reasonably be expected to have a Material Adverse Effect.

	SECTION 6.2.		Survival of Representations and
Warranties, Etc.  All representations and warranties set forth in this
Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.


ARTICLE VII
FINANCIAL INFORMATION AND NOTICES

	Until all the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent's Office at the address set forth in Section 13.1 hereof and to the Lenders at their respective addresses as set forth on Schedule 1.1, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

	SECTION 7.1.		Financial Statements and Projections.

	(a)	Quarterly Financial Statements.  As soon as
practicable and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters, an unaudited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of operations, shareholders' equity and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated and separate basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

	(b)	Annual Financial Statements.  As soon as
practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year, an unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year, and audited Consolidated statements of operations, shareholders' equity and cash flows for the Fiscal Year then ended and unaudited consolidating statements of operations, shareholders' equity and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared by Coopers & Lybrand L.L.P. (or another independent certified public accounting firm acceptable to the Administrative Agent) in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

	(c)	Annual Business Plan and Financial Projections.
As soon as practicable and in any event not later than January 30 of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management's discussion and analysis of such projections, accompanied by a certificate from the chief financial officer of the Borrower to the effect that, to the best of such officer's knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) quarter period.

	SECTION 7.2.		Officer's Compliance Certificate.
At each time financial statements are delivered pursuant to Sections 7.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit F attached hereto (an
"Officer's Compliance Certificate"):

	(a)	stating that such officer has reviewed such
financial statements and such statements fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the periods indicated;

	(b)	stating that to such officer's knowledge, based on
a reasonable examination, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default or Event of Default;
and

	(c)	setting forth as at the end of such fiscal quarter
or Fiscal Year, as the case may be, the calculations required to establish whether or not the Borrower and its Subsidiaries were in compliance with the financial covenants set forth in Article IX as at the end of each respective period, the calculation of the Applicable Margin pursuant to
Section 4.1(c) as at the end of each respective period, and the calculation of the total assets of each Subsidiary of the Borrower for the purpose of determining which Subsidiaries are Material Subsidiaries.

	SECTION 7.3.		Accountants' Certificate.  At each
time financial statements are delivered pursuant to Section
7.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders:

	(a)	stating that in making the examination necessary
for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

        (b) including the calculations prepared by such accountants required to establish whether or not the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article IX as at the end of each respective period.

	SECTION 7.4.		Other Reports.

	(a)	Promptly upon receipt thereof, copies of any
management reports and any response thereto by Borrower or its Subsidiaries, if any, submitted to the Borrower or any of its Subsidiaries or their respective Board of Directors by their respective independent public accountants in connection with their auditing function;

	(b)	Promptly but in any event within ten (10) Business
Days after the filing thereof, a copy of (i) each report or other filing made by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission and required by the SEC to be delivered to the shareholders of the Borrower or any of its Subsidiaries, (ii) each report made by the Borrower or any of its Subsidiaries to the SEC on Form 8-K and (iii) each final registration statement of the Borrower or any of its Subsidiaries filed with the SEC; and

	(c)	Such other information regarding the operations,
business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

	SECTION 7.5.		Notice of Litigation and Other
Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) written notice of:

	(a)	the commencement of all proceedings and
investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses which relate to the Loan Documents or could reasonably be expected to have a Material Adverse
Effect;

	(b)	any notice of any violation received by the
Borrower or any Subsidiary thereof from any Governmental
Authority, including, without limitation, any notice of violation of Environmental Laws, except such violations which could not have a Material Adverse Effect;

	(c)	any labor controversy that has resulted in, or
threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof, except such controversies which could not have a Material Adverse
Effect;

	(d)	any attachment, judgment, lien, levy or order
exceeding $1,000,000 that may be assessed against or threatened against the Borrower or any Subsidiary thereof;

	(e)	any Default or Event of Default;

	(f)	any event which constitutes or which with the
passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;

	(g)	(i) any unfavorable determination letter from the
Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code
(along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer
Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and
(iv) the Borrower obtaining knowledge or reason to know that any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;
and

	(h)	any event which makes any of the representations
set forth in Section 6.1 inaccurate in any respect.

	SECTION 7.6.		Accuracy of Information.  All
written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender (other than financial forecasts) whether pursuant to this Article VII or any other provision of this Agreement, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Administrative Agent or any Lender complete, true and accurate knowledge of the subject matter based on the Borrower's knowledge thereof.


ARTICLE VIII
AFFIRMATIVE COVENANTS

        Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.11, the Borrower will and will cause each of its Subsidiaries to:

        SECTION 8.1. Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.5, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

	SECTION 8.2.		Maintenance of Property.  Protect
and preserve all properties useful in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

	SECTION 8.3.		Insurance.  Maintain insurance with
financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable
Law, and from time to time deliver to the Administrative
Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

	SECTION 8.4.		Accounting Methods and Financial
Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP (and generally accepted accounting principles as in effect in any other applicable jurisdiction) and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

	SECTION 8.5.		Payment and Performance of
Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform
(a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices;
provided, that the Borrower or such Subsidiary may contest any item described in clauses (a) and (b) of this Section
8.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

	SECTION 8.6.		Compliance With Laws and Approvals.
Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business.

	SECTION 8.7.		Environmental Laws.  In addition to
and without limiting the generality of Section 8.6, except where the failure to do so could not have, individually or in the aggregate, a Material Adverse Effect, (a) comply with, and ensure such compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable
Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to, the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys' and consultants' fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

	SECTION 8.8.		Compliance with ERISA.  In addition
to and without limiting the generality of Section 8.6, except where the failure to do so could not have, individually or in the aggregate, a Material Adverse Effect,
(a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Administrative Agent upon the Administrative Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

	SECTION 8.9.		Compliance With Agreements.  Comply
in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrower or any such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with
GAAP.

	SECTION 8.10.	Conduct of Business.  Engage only in businesses
in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto.

        SECTION 8.11. Visits and Inspections. Permit representatives of the Administrative Agent or any Lender at their own expense, from time to time, to visit and inspect its properties; inspect, audit and make extracts, at their own expense, from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

	SECTION 8.12.	Additional Subsidiary Guarantors.  Upon
the creation or acquisition of any Material Subsidiary permitted by this Agreement and upon any Subsidiary of the Borrower becoming a Material Subsidiary as evidenced by the information set forth in the Officer's Compliance Certificate delivered pursuant to Section 7.2, cause to be executed and delivered to the Administrative Agent within ten (10) Business Days after the occurrence of the events described above:
(a) a supplement to the Subsidiary Guaranty Agreement (in substantially
(b) the form attached as an exhibit thereto) executed by such Material Subsidiary, (b) the closing documents and certificates reasonably required by the Administrative Agent to be delivered, including, without limitation, officers' certificates, financial statements, opinions of counsel, board resolutions, charter documents, certificates of existence and authority to do business and any other closing certificates and documents described in
Section 5.2 with respect to such Material Subsidiary and (c) such other documents reasonably requested by the Administrative Agent in order that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Subsidiary Guaranty Agreement.

	SECTION 8.13.	Year 2000 Compatibility. Take all
actions necessary to assure that the Borrower's computer-based systems are able to operate and effectively process data which includes dates on or after January 1, 2000. At the request of the Administrative Agent, the Borrower shall provide the Administrative Agent assurance satisfactory to the Administrative Agent of the Borrower's Year 2000 compatibility.

	SECTION 8.14.	Further Assurances.  Make, execute and
deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.


ARTICLE IX
FINANCIAL COVENANTS

	Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11, the Borrower and its Subsidiaries on a Consolidated basis will not:

	SECTION 9.1.		Leverage Ratio.  As of the last day
of any fiscal quarter, permit the ratio of (a) the Consolidated Debt of the Borrower and its Subsidiaries as of such date to (b) the sum of Consolidated Debt of the

Borrower and its Subsidiaries plus Consolidated Adjusted Net
Worth, as of such date, to exceed forty-eight percent (48%).

	SECTION 9.2.		Minimum Adjusted Tangible Net
Worth. As of the last day of any fiscal quarter, permit Adjusted Tangible Net Worth to be less than (a) $190,000,000 plus (b) sixty-five percent (65%) of cumulative annual Consolidated Net Income (without deduction for any losses) generated from and after December 29, 1997 plus (c) seventy percent (70%) of the net proceeds received by the Borrower or any of its Subsidiaries from any equity issuance (other than capital stock issued to the Borrower or any of its Subsidiaries in consideration for intercompany loans) by the Borrower or any of its Subsidiaries subsequent to the Closing Date.

	SECTION 9.3.		Fixed Charge Coverage Ratio.  As of
the last day of any fiscal quarter, permit the ratio of (a)
EBITDAR for the preceding four (4) fiscal quarters then most recently ended, to (b) the sum of (i) Interest Expense during such period plus (ii) Rental Expense during such period plus (iii) all principal and other payments required to be paid with respect to long-term Debt, for the next succeeding four (4) fiscal quarters, to be less than 1.75 to 1.00.

ARTICLE X
NEGATIVE COVENANTS

	Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11, the Borrower will not and will not permit any of its Subsidiaries to:

	SECTION 10.1.	Limitations on Debt.  Create, incur,
assume or suffer to exist any Debt except:

	(a)	the Obligations;

	(b)	Debt incurred in connection with a Hedging
Agreement with a counterparty and upon terms and conditions reasonably satisfactory to the Administrative Agent;

	(c)	Debt existing on the Closing Date and not
otherwise permitted under this Section 10.1, as set forth on
Schedule 6.1(t) and the renewal and refinancing (but not the increase) thereof;

	(d)	Debt of the Borrower and its Subsidiaries incurred
in connection with Capital Leases in an aggregate amount not to exceed $15,000,000 on any date of determination;

	(e)	purchase money Debt of the Borrower and its
Subsidiaries in an aggregate amount not to exceed
$15,000,000 on any date of determination;

	(f)	Debt consisting of Guaranties permitted by Section
10.2;

	(g)	Debt of the Borrower or any Subsidiary incurred in
connection with the acquisition of Tokai Electronics Co., Ltd. in an aggregate amount not to exceed $22,000,000 on any date of determination; and

	(h)	unsecured Debt of the Borrower and its
Subsidiaries other than the Debt described in clauses (a) through (g) above in an aggregate amount not to exceed
$10,000,000 on any date of
determination;

provided, that none of the Debt permitted to be incurred by this Section 10.1 shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower or any of its other Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations.

	SECTION 10.2.	Limitations on Guaranties.  Create,
incur, assume or suffer to exist any Guaranties except:

	(a)	Guaranties in favor of the Administrative Agent
for the benefit of the Administrative Agent and the Lenders;

	(b)	Guaranties with respect to Debt permitted pursuant
to Section 10.1;

	(c)	Guaranties related to sales of equipment in the
ordinary course of business to leasing companies; provided that the aggregate net present value of all such Guaranties incurred in connection with the sale of such equipment to leasing companies cannot exceed the greater of (i)
$1,000,000 less the net present value of recourse obligations incurred in connection with the sale of leases pursuant to Section 10.6 or (ii) 25% of the aggregate net present value of the future lease payments payable under all such leases by leasing companies to which such Zuaranties relate; and

	(d)	Guaranties existing on the Closing Date and not
otherwise permitted under this Section 10.2, as set forth on
Schedule 10.2.

	SECTION 10.3.	Limitations on Liens.  Create, incur,
assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

	(a)	Liens for taxes, assessments and other
governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental
Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days) , if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

	(b)	the claims of materialmen, mechanics, carriers,
warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than sixty (60) days or (ii) which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP;

	(c)	Liens consisting of deposits or pledges made in
the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation;

	(d)	Liens constituting encumbrances in the nature of
zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

	(e)	Liens of the Administrative Agent for the benefit
of the Administrative Agent and the Lenders;

	(f)	Liens in existence on the Closing Date and not
otherwise permitted by this Section 10.3, as described on
Schedule 10.3; and

	(g)	Liens securing Debt permitted under Sections
10.1(d), (e) and (g); provided, that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed (100%) of the original purchase price or lease payment stream of such property at the time it was acquired or leased.

	SECTION 10.4.	Limitations on Loans, Advances,
Investments and Acquisitions.
Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other
Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, or enter into, directly or indirectly, any commitment or option in respect of the foregoing except the following shall be permitted (including any commitment or option with respect to the following):

	(a)	investments in Subsidiaries existing on the
Closing Date and the other existing loans, advances and investments described on Schedule 10.4;

	(b)	(i) Eligible Investments and (ii) other loans and
investments not authorized specifically by the Investment
Policy but which are permitted by, and approved in accordance with, Section 8.0 of the Investment Policy, not exceeding $1,000,000 in aggregate book value outstanding at any one time.

	(c)	investments by the Borrower or any of its
Subsidiaries in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person if such acquisition meets all of the following requirements: (i) the Person whose equity interest is to be acquired shall be or, as a result of such acquisition shall become, a Wholly-Owned Subsidiary of the Borrower and no Change in Control shall have been effected thereby, (ii) the Person whose equity interest is to be acquired shall be engaged in a business or the assets being acquired are to be used in a business described in Section 8.10, (iii) evidence of approval of the acquisition of the board of directors or equivalent governing body of the acquired Person, including, without limitation, resolutions duly adopted by the board or directors or equivalent governing body of the acquired Person authorizing the acquisition and the execution, delivery and performance of any transactions contemplated thereby, shall have been delivered to the Administrative Agent, (iv) such documents reasonably requested by the Administrative Agent pursuant to Section 8.12 hereof shall have been delivered to the Administrative Agent, and
(v) in the event the total consideration for such acquisition exceeds fifteen percent (15%) of the Consolidated stockholders' equity of the Borrower and its Subsidiaries calculated in accordance with GAAP, (A) the Borrower shall have demonstrated pro forma compliance with each covenant contained in Articles IX and X prior to consummating the acquisition and no Default or Event of Default shall have occurred and be continuing both before and immediately after giving effect to the acquisition, as well as for a period of at least the next four (4) fiscal quarters ending thereafter, and (B) a description of the acquisition and the governing documentation shall have been delivered to the Administrative Agent and the Lenders at least fifteen (15) Business Days prior to the consummation of the acquisition and a copy of the final governing documentation shall be delivered within five (5) Business Days after the acquisition; and

	(d)	loans and advances to employees in the ordinary
course of business in an aggregate amount not to exceed
$100,000 at any one time.

	SECTION 10.5.	Limitations on Mergers and Liquidation.
Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

	(a)	any Wholly-Owned Subsidiary of the Borrower may
merge with any other Wholly-Owned Subsidiary of the

Borrower; provided, that if any such Subsidiary is a Subsidiary Guarantor, such Subsidiary Guarantor shall be the surviving entity.

	(b)	any Wholly-Owned Subsidiary of the Borrower may
merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with an acquisition permitted by Section 10.4(c); and

	(c)	any Wholly-Owned Subsidiary of the Borrower may
wind-up into the Borrower.

	SECTION 10.6.	Limitations on Sale of Assets.  Convey,
sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

	(a)	the sale or lease of inventory in the ordinary
course of business;

	(b)	the sale of obsolete assets no longer used or
usable in the business of the Borrower or any of its Subsidiaries;

	(c)	the transfer of assets to the Borrower pursuant to
Section 10.5(c); and

	(d)	(i) the sale without recourse of the Borrower's or
any of its Subsidiaries' interest in (A) leases of equipment entered into in the ordinary course of business, and (B) accounts receivable having a book value of not more than $4,000,000 during any fiscal year; or (ii) the sale of any leases or accounts receivable with recourse, for cash of leases of equipment in which it is lessor and which were entered into in the ordinary course of business; provided that, as of the end of each fiscal quarter, the aggregate net present value of all recourse obligations incurred in connection with the sale of such leases cannot exceed the greater of $2,000,000 or 25% of the aggregate net present value of the future lease payments payable under all leases sold by the Borrower to which such recourse obligations relate.

	SECTION 10.7.	Limitations on Dividends and
Distributions. Declare or pay any dividends upon any of its capital stock; or (i) purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or (ii) make any distribution of cash, property or assets among the holders of shares of its capital stock, or
(iii) make any change in its capital structure, in the case of clauses (i), (ii) or (iii) that could reasonably be expected to have a Material Adverse Effect; provided, that:

	(a)	the Borrower or any Subsidiary may pay dividends
in shares of its own capital stock;

	(b)	any Subsidiary of the Borrower may pay cash
dividends or make contributions to the Borrower; and

	(c)	the Borrower may pay cash dividends; provided that
no Default or Event of Default has occurred and is continuing at the time of such declaration and, provided further that the payment of such dividend will not cause the occurrence of a Default or Event of Default, all as demonstrated to the reasonable satisfaction of the Administrative Agent.

	SECTION 10.8.	Transactions with Affiliates.  Other
than as set forth on Schedule 10.8, directly or indirectly:
(a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates, or (b) enter into, or be a party to, any transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to and approved in writing by the Required Lenders and are no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not its Affiliate; provided, that compensation arrangements for officers and directors such as are comparable for officers and directors of companies of similar size shall not be subject to the foregoing approval requirement by the Required Lenders.

	SECTION 10.9.	Certain Accounting Changes.  Change its
Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.

	SECTION 10.10.	Restrictive Agreements.

	(a)	Enter into any Debt which contains any negative
pledge on assets or any covenants more restrictive than the provisions of Articles VIII, IX and X, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt; or

	(b)	Enter into or permit to exist any agreement which
impairs or limits the ability of any Subsidiary of the Borrower to pay dividends to the Borrower.


ARTICLE XI
DEFAULT AND REMEDIES

	SECTION 11.1.	Events of Default.  Each of the
following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

	(a)	Default in Payment of Principal of Loans and
Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

	(b)	Other Payment Default.  The Borrower shall default
in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue unremedied for three (3) Business Days.

	(c)	Misrepresentation.  Any representation or warranty
made or deemed to be made by the Borrower or any of its Subsidiaries under this Agreement, any other Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

	(d)	Default in Performance of Certain Covenants. The
Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 7.2, 7.5(e) or 8.12 or Articles IX or X.

	(e)	Default in Performance of Other Covenants and
Conditions. The Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of forty-five (45) days after written notice thereof has been given to the Borrower by the Administrative Agent.

	(f)	Hedging Agreement.  Any termination payment shall
be due by the Borrower under any Hedging Agreement and such amount is not paid within ten (10) Business Days of the due date thereof.

	(g)	Debt Cross-Default.  The Borrower or any of its
Subsidiaries shall (i) default in the payment of any Debt
(other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $2,500,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $2,500,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt
(or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

	(h)	Other Cross-Defaults.  The Borrower or any of its
Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by the Borrower or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or any such Subsidiary to the extent required by GAAP.

	(i)	Change in Control.  Any person or group of persons
(within the meaning of Section 13(d) of the Securities
Exchange Act of 1934, as amended), shall obtain ownership or control in one or more series of transactions of more than thirty percent (30%) of the common stock or thirty percent
(30%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $2,500,000 any "change in control" (as defined in such indenture or other evidence of Debt) obligating the Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein (any such event, a "Change in Control").

	(j)	Voluntary Bankruptcy Proceeding.  The Borrower or
any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

	(k)	Involuntary Bankruptcy Proceeding.  A case or
other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

	(l)	Failure of Agreements.  Any provision of this
Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or Subsidiary party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

	(m)	Termination Event.  The occurrence of any of the
following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $1,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $1,000,000.

	(n)	Judgment.  A judgment or order for the payment of
money which causes the aggregate amount of all such judgments to exceed $1,000,000 in any Fiscal Year shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

	SECTION 11.2.	Remedies.  Upon the occurrence of an
Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

	(a)	Acceleration; Termination of Facilities.  Declare
the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit
Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or any other Loan Document to the contrary notwithstanding.

	(b)	Letters of Credit.  With respect to all Letters of
Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative
Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement
Obligation shall have been satisfied and all other
Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

	(c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

	SECTION 11.3.	Rights and Remedies Cumulative; Non-
Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

	SECTION 11.4.	Judgment Currency.  The obligation of
the Borrower to make payments of the principal of and interest on the Notes and the obligation of any such Person to make payments of any other amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the particular Permitted Currency expressed to be payable pursuant to the applicable Loan Document. The
Administrative Agent shall, using all amounts obtained or received from the Borrower pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable Permitted Currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it. The obligation of the Borrower to make payments in the applicable Permitted Currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable Permitted Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Permitted Currency expressed to be payable pursuant to the applicable Loan Document.


ARTICLE XII
THE ADMINISTRATIVE AGENT

	SECTION 12.1.	Appointment.  Each of the Lenders hereby
irrevocably designates and appoints First Union as Administrative Agent of such Lender under this Agreement and the other Loan Documents and each such Lender irrevocably authorizes First Union, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. To the extent any provision of this Agreement permits action by the Administrative Agent, the Administrative Agent shall, subject to the provisions of Section 13.11 and of this Article XII, take such action if directed in writing to do so by the Required Lenders.

	SECTION 12.2.	Delegation of Duties.  The
Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

	SECTION 12.3.	Exculpatory Provisions.  Neither the
Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other
Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

	SECTION 12.4.	Reliance by the Administrative Agent.
The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.10. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

	SECTION 12.5.	Notice of Default.  The Administrative
Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, when expressly required hereby, all the Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

	SECTION 12.6.	Non-Reliance on the Administrative Agent
and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the dministrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other
Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan
Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries.
Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative
Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

	SECTION 12.7.	Indemnification.  The Lenders agree to
indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's bad faith, gross negligence or willful misconduct. The agreements in this
Section 12.7 shall survive the payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

	SECTION 12.8.	The Administrative Agent in Its
Individual Capacity. The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

	SECTION 12.9.	Resignation of the Administrative Agent;
Successor Administrative Agent. Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least
$500,000,000. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent's giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative

Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

ARTICLE XIII
MISCELLANEOUS

	SECTION 13.1.	Notices.

	(a)	Method of Communication.  Except as otherwise
provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

	(b)	Addresses for Notices.  Notices to any party shall
be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing:

If to the Borrower:			Checkpoint Systems, Inc.
						101 Wolf Drive, P.O. Box 188
						Thorofare, New Jersey  08086
						Attention: Neil D. Austin, Esq.
						Telephone No.: (609) 384-2412
						Telecopy No.: (609) 848-2042

With copies to:				Checkpoint Systems, Inc.
						101 Wolf Drive, P.O. Box 188
						Thorofare, New Jersey  08086
						Attention: Jeffrey A. Reinhold
						Telephone No.: (609) 384-2457
						Telecopy No.: (609) 848-2042

If to First Union as
Administrative Agent:		      First Union National Bank
						One First Union Center, TW-10
						301 South College Street
                                                Charlotte, NC 28288-0608
						Attention:  Syndication Agency
								  Services
						Telephone No.: (704) 374-2698
						Telecopy No.: (704) 383-0288

If to any Lender:			To the address set forth on
						Schedule 1.1 hereto

(c)	Administrative Agent's Office.  The Administrative
Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and the Lenders, as the Administrative Agent's
Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

	SECTION 13.2.	Expenses; Indemnity.  The Borrower will
(a) pay all out-of-pocket expenses of the Administrative
Agent in connection with: (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including, without limitation, all out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Administrative Agent and
(ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan
Document, including, without limitation, reasonable fees and disbursements of counsel for the Administrative Agent, (b) pay all out-of-pocket expenses of the Administrative Agent and the Lenders in connection with the administration and enforcement of any rights and remedies of the Administrative Agent and Lenders under the Credit Facility, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include, without limitation, the reasonable fees and disbursements of such Persons and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any other Loan
Document or the Loans, including, without limitation, reasonable attorney's and consultant's fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

	SECTION 13.3.	Set-off.  In addition to any rights now
or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 13.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant, to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other
Loan Documents or (b) the Administrative Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such Obligations shall be contingent or unmatured.

	SECTION 13.4.	Governing Law.  This Agreement, the
Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of Pennsylvania, without reference to the conflicts or choice of law principles thereof.

	SECTION 13.5.	Consent to Jurisdiction.  The Borrower
hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Philadelphia County, Pennsylvania, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes or the other
Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1. Nothing in this Section
13.5 shall affect the right of the Administrative
Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

	SECTION 13.6.	Binding Arbitration; Waiver of Jury
Trial.

	(a)	Binding Arbitration.  Upon demand of any party,
whether made before or within one hundred twenty (120) days after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Notes or any other Loan Documents
("Disputes"), between or among parties to the Notes or any other Loan Document shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Pennsylvania.
The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitations shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction.
The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. Notwithstanding the foregoing, this paragraph shall not apply to any Hedging Agreement that is a Loan Document.

	(b)	Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE
LAW, THE
ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY
IRREVOCABLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL
WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING
ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS
AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS
OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE
OF SUCH RIGHTS AND OBLIGATIONS.

	(c)	Preservation of Certain Remedies.  Notwithstanding
the preceding binding arbitration provisions, the parties hereto and to the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

	SECTION 13.7.	Reversal of Payments.  To the extent the
Borrower makes a payment or payments to the Administrative
Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

	SECTION 13.8.	Injunctive Relief; Punitive Damages.

	(a)	The Borrower recognizes that, in the event the
Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

	(b)	The Administrative Agent, the Lenders and the
Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

	SECTION 13.9.	Accounting Matters.  All financial and
accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Administrative Agent to the contrary agreed to by the Borrower, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

	SECTION 13.10.	Successors and Assigns; Participations.

	(a)	Benefit of Agreement.  This Agreement shall be
binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

	(b)	Assignment by Lenders.  Each Lender may, with the
consent of the Administrative Agent and (unless a Default or Event of Default has occurred and is continuing) the Borrower, which consents shall not be unreasonably withheld or delayed, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Notes held by it); provided, that:

			(i)	no assignment of Competitive Bid Loans
shall be permitted;

			(ii)	no Specified A/C Lender shall assign any
portion of any Specified A/C Commitment to any Assignee if such assignment would result in a change in the tax treatment that is adverse to the Borrower (as determined by the Administrative Agent in consultation with the Borrower) of any Specified A/C Loans made or to be made by such Specified A/C Lender;

			(iii)	each such assignment shall be of a
constant, and not a varying, percentage of all the assigning
Lender's rights and obligations under this Agreement;

			(iv)	if less than all of the assigning
Lender's Commitment is to be assigned, the Commitment under this Agreement so assigned shall not be less than $10,000,000 in the aggregate;

			(v)	the parties to each such assignment
shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit G attached hereto (an
"Assignment and Acceptance"), together with any Note or Notes subject to such assignment;

			(vi)	such assignment shall not, without the
consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange
Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state;

			(vii)	the assigning Lender shall pay to
the Administrative Agent an assignment fee of $3,000 upon the execution by such Lender of the Assignment and Acceptance; provided, that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof; and

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof,
(A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

	(c)	Rights and Duties Upon Assignment.  By executing
and delivering an Assignment and Acceptance, the assigning
Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

	(d)	Register.  The Administrative Agent shall maintain
a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the "Register").
The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

	(e)	Issuance of New Notes.  Upon its receipt of an
Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit G:

			(i)	accept such Assignment and Acceptance;

			(ii)	record the information contained therein
in the Register;

			(iii)	give prompt notice thereof to the
Lenders and the Borrower; and

			(iv)	promptly deliver a copy of such
Assignment and Acceptance to the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative
Agent, in exchange for the surrendered Note or Notes, a new

Note or Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrower.

	(f)	Participations.  Each Lender may sell
participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans and the Notes held by it); provided, that:

			(i)	each such participation shall be of a
constant, and not varying percentage of all the Assigning
Lender's Commitment or Loans under this Agreement;

			(ii)	each such participation of the
Commitment or the Loans under this Agreement shall be in an amount not less than $5,000,000 in the aggregate;

			(iii)	such Lender's obligations under
this Agreement (including, without limitation, its Commitment) shall remain unchanged;

			(iv)	such Lender shall remain solely
responsible to the other parties hereto for the performance of such obligations;

			(v)	such Lender shall remain the holder of
the Notes held by it for all purposes of this Agreement;

			(vi)	the Borrower, the Administrative Agent
and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

			(vii)	such Lender shall not permit such
participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan
Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan or Reimbursement Obligation, extend the term or increase the amount of the Commitment, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release the Subsidiary Guaranty Agreement; and

			(viii)	any such disposition shall not,
without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and

Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state.

	(g)	Disclosure of Information; Confidentiality.  The
Administrative Agent and the Lenders shall hold all non-public information with respect to the Borrower obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 13.10, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrower or such Lender to preserve the confidentiality of any confidential information relating to the Borrower received from such Lender.

	(h)	Certain Pledges or Assignments.  Nothing herein
shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.

	SECTION 13.11.	Amendments, Waivers and Consents.
Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall (a) release the Borrower from its Obligations hereunder, (b) increase the amount or extend the time of the obligation of the Lenders to make Loans or issue or participate in Letters of Credit, (c) extend the originally scheduled time or times of payment of the principal of any Loan or Reimbursement Obligation or the time or times of payment of interest on any Loan or Reimbursement Obligation or any fees, (d) reduce the principal of or rate of interest payable on any Loan or Reimbursement Obligation or any fees hereunder, (e) amend the definition of Alternative Currency, (f) permit any subordination of the principal or interest on any Loan or Reimbursement Obligation, (g) release or discharge any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, (h) amend the provisions of
Section 13.10(a) or (i) amend the provisions of this Section
13.11 or the definition of Required Lenders, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of Article XII shall be made without the written consent of the Administrative Agent.

	SECTION 13.12.	Performance of Duties.  The Borrower's
obligations under this Agreement and each of the other Loan

Documents shall be performed by the Borrower at its sole cost and expense.

	SECTION 13.13.	All Powers Coupled with Interest.  All
powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

	SECTION 13.14.	Survival of Indemnities.
Notwithstanding any termination of this Agreement or any other provisions of this Agreement to the contrary, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article
XIII, Section 4.10, 4.11, 4.12 and 8.7 and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

	SECTION 13.15.	Titles and Captions.  Titles and
captions of Articles, Sections and subsections in and the table of contents of this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

	SECTION 13.16.	Severability of Provisions.  Any
provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

	SECTION 13.17.	Counterparts.  This Agreement may be
executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

	SECTION 13.18.	Term of Agreement.  This Agreement shall
remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

                                    BORROWER:
[CORPORATE SEAL]                    CHECKPOINT SYSTEMS, INC.
                                    By:
                                    Name:  Jeffrey A. Reinhold
                                    Title: Vice President - Finance,
                                    Chief Financial Officer and
                                    Treasurer

                                    ADMINISTRATIVE AGENT:
                                    FIRST UNION NATIONAL BANK,
                                    as Administrative Agent
                                    By:
                                    Name: Douglas D. Dimmig
                                    Title: Vice President

                                    LENDERS:
                                    FIRST UNION NATIONAL BANK,
                                    as Lender
                                    By:
                                    Name: Douglas D. Dimmig
                                    Title: Vice President

                                    THE BANK OF NEW YORK,
                                    as Lender
                                    By:
                                    Name:  Linda Mae Coppa
                                    Title: Vice President

                                    PNC BANK, NATIONAL ASSOCIATION,
                                    as Lender
                                    By:
                                    Name: Forrest B. Patterson, Jr.
                                    Title: Vice President

                                    THE MITSUBISHI TRUST AND BANKING
                                    CORPORATION , as Lender
                                    By:
                                    Name: Beatrice E. Kossodo
                                    Title: Senior Vice President

                                    BANKBOSTON, N.A., as Lender
                                    By:
                                    Name: Maura Wadlinger
                                    Title: Vice President


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